Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

dated as of March 26, 2013

between

EASTERN VIRGINIA BANKSHARES, INC.

and

GCP III EVB LLC

ARTICLE I PURCHASE; CLOSINGS		1

1.1	Purchase	1
1.2	Closing	2

ARTICLE II REPRESENTATIONS AND WARRANTIES		6

2.1	Disclosure	6
2.2	Representations and Warranties of the Company	7
2.3	Representations and Warranties of the Investor	24

ARTICLE III COVENANTS		28

3.1	Filings; Other Actions	28
3.2	Use of Proceeds; Expenses	30
3.3	Access, Information and Confidentiality	30
3.4	Transfer	31
3.5	Reasonable Efforts	31
3.6	Shareholder Litigation	32
3.7	Most Favored Nation	32
3.8	Notice of Certain Events	32
3.9	Conduct of the Business	32
3.10	Enforcement of Support Agreements	33

ARTICLE IV TERMINATION		33

4.1	Termination	33
4.2	Effects of Termination	35
4.3	Notice of Other Terminations	35

ARTICLE V ADDITIONAL AGREEMENTS		36

5.1	No Rights Agreement	36
5.2	Investor Standstill Agreements	36
5.3	Compliance with Laws	39
5.4	Legend	39
5.5	Certain Transactions	40
5.6	Indemnity	41
5.7	Registration Rights	42
5.8	Anti-Takeover Matters	54
5.9	Additional Regulatory Matters	54
5.10	Governance Matters	56
5.11	Third-Party Loan Review Report	58
5.12	Gross-Up Rights	58
5.13	Form D and Blue Sky	61
5.14	Securities Laws Disclosure; Publicity	61
5.15	No Additional Issuances	61
5.16	Acknowledgment of Dilution	62
5.17	Rights Offering	62
5.18	Certain Adjustments	62
5.19	Priority of Indemnification	63
5.20	Corporate Opportunities	63
5.21	No Solicitation of Competing Proposal	63
5.22	Exchange Listing	66

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ARTICLE VI MISCELLANEOUS		66

6.1	Survival	66
6.2	Amendment	66
6.3	Waivers	66
6.4	Counterparts and Facsimile	67
6.5	Governing Law	67
6.6	Waiver of Jury Trial	67
6.7	Notices	67
6.8	Entire Agreement, etc	68
6.9	Other Definitions	68
6.10	Captions	69
6.11	Severability	69
6.12	No Third-Party Beneficiaries	70
6.13	Time of Essence	70
6.14	Public Announcements	70
6.15	Specific Performance	70
6.16	Independent Nature of Investors’ Obligations and Rights	70

LIST OF EXHIBITS

Exhibit A:	Form of Opinion of Company Counsel

Exhibit B:	Form of Officer’s Certificate of the Company

Exhibit C:	Form of Secretary’s Certificate of the Company

Exhibit D:	Form of Passivity Commitment

Exhibit E:	Form of Preferred Stock Articles of Amendment

Exhibit F:	Form of Venture Capital Operating Company Letter

Exhibit G:	Form of Officer’s Certificate of the Investor

Exhibit H:	Form of Support Agreement

Exhibit I:	Form of Transaction Shareholder Proposal

Exhibit J:	Form of Board Size Shareholder Proposal

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SECURITIES PURCHASE AGREEMENT, dated as of March 26, 2013 (this “Agreement”), between Eastern Virginia Bankshares, Inc., a Virginia corporation (the “Company”), and GCP III EVB LLC (the “Investor”).

RECITALS:

A. The Investment. The Company intends to sell to the Investor, and the Investor intends to purchase from the Company, as an investment in the Company, the securities as described herein. The securities to be purchased at the Closing are shares of (i) common stock, $2.00 par value per share, of the Company (“Common Stock”) and (ii) a newly-issued series of non-voting mandatorily convertible non-cumulative preferred stock, series B, $2.00 par value per share, of the Company (the “Series B Preferred Stock”) which shall be convertible into shares of Common Stock pursuant to their terms. The number of shares of Common Stock (the “Purchased Common Shares”) and the number of shares of Series B Preferred Stock (the “Purchased Preferred Shares” and, together with the Purchased Common Shares, the “Purchased Shares”) to be purchased by the Investor hereunder are set forth on the signature page hereto. The purchase of the Purchased Shares shall not cause the Investor, together with any other person whose Beneficial Ownership (as defined in Section 6.9(10)) of Company securities would be aggregated with the Investor’s Beneficial Ownership of Company securities for purposes of any bank regulation or law, to collectively own, control or have the power to vote, as of the Closing Date (as defined in Section 1.2), more than 9.9% of the Common Stock or more than 33.3% of the Company’s total equity outstanding.

B. Additional Private Placements. Concurrently with the investment contemplated herein, the Company has agreed to sell shares of Common Stock and Series B Preferred Stock in private placements (the “Other Private Placements”) to other investors (the “Other Investors”) under separate securities purchase agreements (the “Other Securities Purchase Agreements”), with the closing of such transactions to occur simultaneously with the closing of this transaction.

C. Transaction Documents. The term “Transaction Documents” refers collectively to this Agreement and the Other Securities Purchase Agreements.

D. Placement Agent. The Company has engaged Keefe, Bruyette & Woods, Inc. as its exclusive placement agent (the “Placement Agent”) for the offering of securities pursuant to this Agreement and the Other Securities Purchase Agreements.

E. Rights Offering. As promptly as reasonably practicable following the date of this Agreement, the Company will commence the Rights Offering (as defined in Section 5.17(a)), in which the Company will distribute to Legacy Shareholders (as defined in Section 5.17(a)), at no charge, non-transferable subscription rights to purchase shares of Common Stock as set forth in Section 5.17 at a price per share of $4.55 (the “Per Share Rights Purchase Price”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

Purchase; Closings

1.1 Purchase. On the terms and subject to the conditions set forth herein, the Investor will purchase from the Company, and the Company will sell to the Investor, the Purchased Shares as set forth herein.

1.2 Closing.

(a) Purchased Shares. Unless this Agreement has been terminated pursuant to Article IV and subject to the satisfaction or waiver of the conditions to the closing set forth in Section 1.2(b), the closing shall take place, simultaneously with the closing of the Other Private Placements, on the date that is six business days following the day on which the conditions set forth in Section 1.2(b) (other than those that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived, at the offices of Troutman Sanders LLP, counsel to the Company, located at 1001 Haxall Point, Richmond, Virginia 23219, or such other location as agreed by the parties in writing (the “Closing”). The date of the Closing is referred to as the “Closing Date.” Subject to the satisfaction or waiver of the conditions described in Section 1.2(b), at the Closing, the Company will deliver to the Investor the Purchased Shares in certificated form or, with regard to Purchased Common Shares only, in uncertificated book-entry form (pursuant to written instructions provided by the Investor to the Company at least three business days in advance of the Closing Date) against payment by the Investor of $10,249,998.85 (the “Purchase Price”) by wire transfer of immediately available United States funds to a bank account designated by the Company. The Purchased Shares, when taken together with the shares of Common Stock into which such Purchased Preferred Shares shall be convertible, are referred to herein as the “Securities.”

(b) Closing Conditions.

(1) The obligation of the Investor to consummate the Closing is subject to the fulfillment (or written waiver by the Investor) prior to or contemporaneously with the Closing of each of the following conditions:

(i) (A) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict the Investor or its Affiliates (as defined in Section 6.9(2)) from owning or voting any securities of the Company in accordance with the terms thereof and (B) no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking to effect any of the foregoing;

(ii) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing (except (A) to the extent such representations and warranties are made as of a specified date, in which case, subject to clause (B) below, such representations and warranties shall be true and correct in all respects as of such date, and (B) with respect to each of the representations and warranties of the Company in this Agreement (other than Section 2.2(b), Section 2.2(c) (which shall be true and correct in all respects except to a de minimis extent that is addressed to the Investor’s reasonable satisfaction at the Closing pursuant to Section 5.18), Section 2.2(d)(1), Section 2.2(d)(2)(i)(A), Section 2.2(d)(3), Section 2.2(f) (which shall be true and correct in all material respects), Section 2.2(i) (tenth sentence only), Section 2.2(j)(i), Section 2.2(l), Section 2.2(u), Section 2.2(w), Section 2.2(cc), Section 2.2(ff) and Section 2.2(gg) (which shall be true and correct in all material respects) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect (as defined in Section 2.1(b)) qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company);

(iii) since the date hereof, there shall not have occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or its wholly-owned banking subsidiary, EVB (the “Bank”);

(iv) the Company shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement (except that with respect to obligations that are qualified by materiality, the Company shall have performed such obligations, as so qualified, in all respects);

(v) Troutman Sanders LLP, counsel for the Company, shall have delivered to the Investor their written opinion, dated the Closing Date, as to the matters set forth in Exhibit A hereto, and otherwise in form and substance reasonably satisfactory to the Investor;

(vi) the Company, the Investor and the Other Investors shall have obtained all third party consents and approvals that are material and necessary to consummate the transactions contemplated by the Transaction Documents;

(vii) (A) the Investor shall have received (x) from the Board of Governors of the Federal Reserve System (the “Federal Reserve”), if such Investor is a Lead Investor (as defined in Section 6.9(3)) or Major Investor (as defined in Section 6.9(4)), confirmation, satisfactory in such Investor’s reasonable good faith judgment, from the Federal Reserve to the effect that the purchase of the Securities and the consummation of the Closing and the transactions contemplated by the Transaction Documents will not result in the Investor or any of its Affiliates (i) being deemed in control of the Company for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), or (ii) otherwise being regulated as a bank holding company within the meaning of the BHC Act, and (y) confirmation, satisfactory in such Investor’s reasonable judgment, from the Virginia Bureau of Financial Institutions (the “BFI”) to the effect that neither the Investor nor any of its Affiliates is a bank holding company for purposes of Chapter 8 of Title 6.2 of the Code of Virginia (the “Virginia Banking Act”) as a result of the purchase of the Securities and the consummation of the Closing and the other transactions contemplated by the Transaction Documents; and otherwise the Company, the Investor and the Other Investors shall have obtained all applicable governmental or regulatory approvals or authorizations of or, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities, required in connection with the transactions contemplated by the Transaction Documents; and (B) in the event the Investor has the right to nominate a Board Representative (as defined in Section 5.10(f)) hereunder (and has provided notice to the Company prior to the Closing of its exercise of that right), the Investor’s Board Representative shall have been elected and appointed to the board of directors of the Company (the “Board of Directors”) and the Bank Board, as applicable, and the composition of the Board of Directors shall satisfy the independence requirements of the NASDAQ Global Select Market (the “NASDAQ”) and the Federal Reserve;

(viii) following the date hereof, the Company shall not have agreed to enter into or entered into (A) any agreement or transaction in order to raise capital or (B) any transaction that resulted in, or would result in if consummated, a Change in Control (as defined in Section 5.2(b)) of the Company, in each case, other than in connection with the transactions contemplated by the Transaction Documents;

(ix) the Company shall have delivered to the Investor a duly executed Officer’s Certificate in the form set forth in Exhibit B hereto, dated as of the Closing Date;

(x) the Company shall have delivered to the Investor a certificate of the Secretary of the Company, in the form attached hereto as Exhibit C, dated as of the Closing Date;

(xi) the Company shall have delivered to the Investor a Certificate of Good Standing for the Company from the Virginia State Corporation Commission (the “VSCC”) as of a recent date;

(xii) the Common Stock shall continue to be eligible for listing on the NASDAQ;

(xiii) the shares of Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NASDAQ or such other market on which the Common Stock is then listed or quoted, subject to official notice of issuance;

(xiv) the Investor shall have received such other documents and certificates as it may reasonably request or as may be required pursuant to this Agreement;

(xv) since the date hereof, there shall not be any action taken, or any law enacted, entered, enforced or deemed applicable, by any Governmental Entity, whether in connection with the consents of any Governmental Entity specified in Section 1.2(b)(1)(vii) or otherwise, which imposes any new restriction or condition on the Company or the Company Subsidiaries (as defined in Section 2.2(b)) or the Investor or any of its Affiliates (other than such restrictions as are described in the passivity or anti-association commitments, if any, required to be entered into by the Investor and/or any such Affiliate in connection with the transactions contemplated hereby, provided that such passivity or anti-association commitments are not more restrictive in any material respect than those contained in the form attached hereto as Exhibit D) which is materially burdensome on the Company’s business following the Closing or on the Investor (or any of its Affiliates), as applicable, or would reduce the economic benefits of the transactions contemplated by this Agreement to the Investor to such a degree that the Investor would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”); and, for the avoidance of doubt, any requirement to disclose any Investor Confidential Information (as defined in Section 3.1(a)) shall be deemed a Burdensome Condition unless otherwise determined by such Investor in its sole discretion;

(xvi) the Company shall have filed with the VSCC (and the VSCC shall have issued a certificate of amendment evidencing the effectiveness of) articles of amendment to the Company’s Articles of Incorporation, substantially in the form attached hereto as Exhibit E (the “Preferred Stock Articles of Amendment”), setting forth the terms of the Series B Preferred Stock;

(xvii) the Board of Directors shall have approved and adopted a tax benefits preservation plan (a “Rights Plan”) under which the issuance of rights is based on an ownership threshold of more than 4.9% of the outstanding Common Stock calculated based on direct ownership and “constructive ownership” pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and any final, proposed or temporary regulation of the U.S. Treasury promulgated thereunder (such ownership, “Economic Ownership”), the Company shall have implemented the Rights Plan, and the related rights shall have been issued to shareholders of the Company (and for the avoidance of doubt, the Investor shall receive the preferred share purchase rights issuable under the Rights Plan with respect to the Purchased Common Shares and the shares of Common Stock for which the Series B Preferred Stock is convertible; provided however, that if (i) all other closing conditions in this Section 1.2(b)(1) have been satisfied or waived by the Investor and (ii) the Company has not received confirmation, satisfactory in the Company’s reasonable good faith judgment, from the Federal Reserve that the Federal Reserve does not object to the Company’s approval, adoption and implementation of the Rights Plan, this condition shall be deemed to have been satisfied;

(xviii) the Company shall receive gross proceeds from the sale of securities of an aggregate amount not less than $45 million, contemporaneously with the Closing, from the Investor and the Other Investors as contemplated by this Agreement and from the Other Private Placements, respectively; the price per share of Common Stock or of Series B Preferred Stock sold in the Other Private Placements shall be no less than the per share purchase price hereunder; and the other terms and conditions of this Agreement shall be no less favorable to the Investor than the terms and conditions of the Other Private Placements except as noted in Section 2.2(aa);

(xix) subject to the Investor’s execution of a reliance letter to KPMG LLP pursuant to which the Investor shall reasonably agree to KPMG’s standard terms and conditions (forms of which have previously been provided to the Investor), the Investor shall have received from KPMG LLP express permission to rely on a written opinion from KPMG LLP to the Company to the effect that, based on the most current information available prior to the Closing Date as provided by the Company to KPMG LLP, there has not been, and the transactions contemplated by this Agreement should not cause an “ownership change” within the meaning of Section 382 of the Code during the analysis period covered by such written opinion;

(xx) after the Closing and the consummation of the transactions contemplated by this Agreement and the Other Securities Purchase Agreements, (A) the Bank shall be “well capitalized” as defined in 12 C.F.R. § 325.103(b)(1); (B) the Company shall be “well capitalized” as defined in 12 C.F.R. §§ 225.2(r); (C) the Company and the Bank shall meet or exceed all specific quantitative capital requirements stated in any written agreement, order, understanding or undertaking with the Federal Reserve or the BFI, as applicable; (D) the Series B Preferred Stock shall qualify as unrestricted Tier 1 capital pursuant to the Capital Adequacy Guidelines for Bank Holding Companies, 12 C.F.R. Part 225, Appendix A; and (E) the Company’s capital structure will otherwise comply with the “predominance” of voting common equity provisions of 12 C.F.R. Part 225, Appendix A;

(xxi) the Company shall have executed and delivered the Venture Capital Operating Company letter in substantially the form attached hereto as Exhibit F;

(xxii) as of the end of the month immediately prior to Closing, total nonperforming assets shall not have increased more than 33% over total nonperforming assets as of September 30, 2012 as disclosed in the Company 10-Q (as defined in Section 2.2(f));

(xxiii) the Company shall have prepared and filed with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”) on Form S-1 (or, if the Company is then eligible, on Form S-3) with respect to the Rights Offering (as defined in Section 5.17) and the non-transferable subscription rights and shares of Common Stock issuable upon exercise of such rights to be issued in the Rights Offering;

(xxiv) receipt of the approval by the Company’s shareholders of the Shareholder Proposals (as defined in Section 2.2(d)(1)); and

(xxv) the purchase of the Purchased Shares hereunder shall not cause the Investor, together with any other person whose Beneficial Ownership of Company securities would be aggregated with the Investor’s Beneficial Ownership of Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Investor) would represent more than 9.9% of the Voting Securities (as defined in Section 5.2(b)) of the Company outstanding at such time.

(2) The obligation of the Company to consummate the Closing is subject to the fulfillment prior to the Closing of each of the following conditions:

(i) the representations and warranties of the Investor set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects) as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date);

(ii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing and no lawsuit shall have been commenced by any Governmental Entity seeking to effect the foregoing;

(iii) the Investor shall have obtained all third party consents and approvals necessary for the Investor to consummate the transactions contemplated by the Transaction Documents (except for such consents and approvals the absence of which would not reasonably be expected to result in a Material Adverse Effect on the Investor);

(iv) the Investor shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement (except that with respect to obligations that are qualified by materiality, the Investor shall have performed such obligations, as so qualified, in all respects);

(v) the Investor shall have delivered to the Company a duly executed Officer’s Certificate in the form set forth in Exhibit G hereto;

(vi) the VSCC shall have accepted the filing of the Preferred Stock Articles of Amendment and issued a certificate of amendment evidencing the effectiveness thereof; and

(vii) receipt of the approval by the Company’s shareholders of the Shareholder Proposals.

ARTICLE II

Representations and Warranties

2.1 Disclosure.

(a) On or prior to the date of this Agreement, the Company delivered to the Investor a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 or the covenants contained in Section 3.9; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event, or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) “Material Adverse Effect” means, with respect to the Investor, only clause (2) that follows, or, with respect to the Company, both clauses (1) and (2) that follow, any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole, or (2) would materially impair the ability of either the Investor or the Company, respectively, to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred with respect to clause (1) only, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by any Governmental Entity, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Investor, (D) general changes, after the date hereof, in the economy or the industries in which the Company and the Company Subsidiaries operate, (E) changes, after the date hereof, in the market price or trading volume of the Common Stock (but not excluding the underlying causes of such changes, except to the extent related to the other exclusions in this definition) and (F) changes, after the date hereof, in global or national political conditions, including the outbreak or escalation of war or acts of terrorism; except, with respect to clauses (A), (B), (D) and (F), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally.

(c) “Previously Disclosed” means information set forth on the Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that information the relationship of which to another provision of this Agreement is reasonably apparent on its face shall also be deemed to be Previously Disclosed with respect to such other provision.

(d) “Specified SEC Reports” means information publicly disclosed by the Company in the Company Reports (as defined in Section 2.2(g)) filed by it with or furnished to the SEC since January 1, 2011 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures of risks included in any “forward looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

(e) The representations, warranties and covenants of each party as set forth in this Agreement (i) are made only for purposes of this Agreement and as of specific dates, (ii) are solely for the benefit of the parties hereto, (iii) may be subject to limitations, qualification and exceptions agreed upon or to be agreed upon by the parties (including being qualified by confidential disclosures), (iv) may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and (v) may be subject to standards of materiality applicable to the parties that differ from those applicable to persons not party to this Agreement.

2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a different specified date, in which case as of such date) to the Investor that:

(a) Organization and Authority. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company. The Company has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a bank holding company under the BHC Act. The Company has filed with the SEC true, correct and complete copies of the Company’s Amended and Restated Articles of Incorporation, as amended through the date of this Agreement (the “Articles of Incorporation”), and bylaws, as amended through the date of this Agreement. The Company is not in violation of any of the provisions of the Articles of Incorporation or its bylaws.

(b) Company’s Subsidiaries. The Company has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date of this Agreement (individually, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), all shares of the outstanding capital stock of each of which are owned directly or indirectly by the Company, except for the preferred securities of Eastern Virginia Statutory Trust I, a Connecticut statutory trust. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company Subsidiary may vote (“Subsidiary Voting Debt”) of such Company Subsidiary, or any option, warrant or right to purchase or acquire any additional shares of its capital stock or any Subsidiary Voting Debt of such Company Subsidiary. All of such shares so owned by the Company are duly authorized and validly issued, fully paid and nonassessable and are owned by it free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”) with respect thereto. Each Company Subsidiary is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of organization, and has corporate or other appropriate organizational power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Except in respect of the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. The Bank is duly organized and validly existing as a Virginia state-chartered commercial bank that is a member of the Federal Reserve System and the Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. The Company has furnished or made available to the Investor, prior to the date hereof, true, correct and complete copies of the charter and bylaws of the Bank as amended through the date of this Agreement. No Company Subsidiary is in violation of any of the provisions of its articles of incorporation or bylaws.

(c) Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $2.00 par value per share (the “Company Preferred Stock”). As of the date hereof, there are 24,000 shares of Company Preferred Stock outstanding, all of which were issued to the U.S. Treasury as part of the Capital Purchase Program (the “CPP”) under the Troubled Asset Relief Program (“TARP”), and 6,069,551 shares of Common Stock outstanding. From the date hereof through the Closing Date, except in connection with the Transaction

Documents, the Other Private Placements and the transactions contemplated hereby and thereby, the Company shall not have (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock (other than shares issued upon the exercise of Company Stock Options outstanding on the date hereof), (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock. As of the date hereof, there are (i) outstanding stock options (each, a “Company Stock Option”) to purchase an aggregate of 182,362 shares of the Common Stock issued under the Company’s 2003 Stock Incentive Plan or the Company’s 2007 Equity Compensation Plan , in each case as amended or supplemented (collectively, the “Company Stock Plans”), (ii) an aggregate of 39,400 shares of restricted stock (“Company Restricted Stock”) outstanding under the Company Stock Plans and (iii) 499,393 shares of the Common Stock reserved for issuance under the Company Stock Plans. Other than in respect of awards outstanding under or pursuant to the Company Stock Plans, 373,832 shares of Common Stock reserved for potential issuance under the warrant dated December 19, 2008 issued to the U.S. Treasury under the CPP (the “Treasury Warrant”) and 133,017 shares of Common Stock reserved for potential issuance under the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRSPP”), no shares of Common Stock or Company Preferred Stock are reserved for issuance. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Following receipt of the approval by the Company’s shareholders of the Transaction Shareholder Proposal (as defined in Section 3.1(d)), the Purchased Preferred Shares (upon filing of the related Preferred Stock Articles of Amendment with the VSCC and the issuance by the VSCC of a certificate of amendment evidencing the effectiveness thereof) and the Purchased Common Shares will be duly authorized by all necessary corporate action, and when issued and sold against receipt of the consideration therefor as provided in this Agreement, such Purchased Shares will be validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Following receipt of the approval by the Company’s shareholders of the Transaction Shareholder Proposal, the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock will have been duly authorized by all necessary corporate action and when so issued upon such conversion will be validly issued, fully paid and nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. Each Company Stock Option and share of Company Restricted Stock, as applicable, (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant and (iii) has a grant date identical to the date on which the Board of Directors or compensation committee of the Board of Directors actually awarded such Company Stock Option. Other than the Transaction Documents, neither the Company nor any of its officers, directors, or employees is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement with respect to the sale or voting of any securities of the Company. No bond, debenture, note or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) is issued and outstanding. Except for the Company Stock Options, the Treasury Warrant and as set forth elsewhere in this Section 2.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, repurchase rights, commitments, or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). The Company has Previously Disclosed or disclosed in the Specified SEC Reports all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since December 31, 2010 and through the date hereof and all dividends or other distributions that have been declared, set aside, made or paid to the shareholders of the Company since that date and through the date hereof. Except for, in connection with the Rights Offering and the implementation of the Rights Plan, the Treasury Warrant, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities pursuant to the transactions contemplated by this Agreement or the other Transaction Documents.

(d) Authorization.

(1) The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the issuance of Common Stock and Series B Preferred Stock in accordance with the terms of this Agreement and the other Transaction Documents and the issuance of Common Stock upon the conversion of the Series B Preferred Stock, have been duly authorized by the Board of Directors. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Investor and each of the Other Stock Purchase Agreements by the applicable Other Investors, are valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate proceedings or shareholder actions are necessary for the execution and delivery by the Company of this Agreement and the other Transaction Documents, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated hereby and thereby, subject to receipt of the approval by the Company’s shareholders of the Transaction Shareholder Proposal and the Board Size Shareholder Proposal (as defined in Section 3.1(d) and, together with the Transaction Shareholder Proposal, the “Shareholder Proposals”). The vote of the shareholders of the Company required to approve the Shareholder Proposals is, with respect to each proposal, a majority of the total votes cast at a shareholder meeting at which a quorum is present. When issued and sold against receipt of the consideration therefor as provided in this Agreement and the other Transaction Documents, the shares of Common Stock and Series B Preferred Stock to be issued pursuant to this Agreement will be validly issued, fully paid and nonassessable, and such issuance will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company. The Board of Directors has resolved that the transactions contemplated hereby and by the Other Private Placements are in the best interests of the shareholders of the Company. When issued upon the conversion of shares of the Series B Preferred Stock as provided in the Preferred Stock Articles of Amendment, the shares of Common Stock so issued will be validly issued, fully paid and nonassessable, and such issuance will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company.

(2) Neither the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions of any of the foregoing, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of, (A) subject to receipt of the approval by the Company’s shareholders of the Shareholder Proposals, its Articles of Incorporation or bylaws (or similar governing documents) or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph and assuming the accuracy of the representations and warranties of the Investor and the performance of the covenants and agreements of the Investor contained herein, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree of a Governmental Entity applicable to the Company or any Company Subsidiary or any of their respective properties, except in the case of clause (i)(B) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(3) Other than in connection with Sections 5.7, 5.14 and 5.17, under NASDAQ rules, or the securities or blue sky laws of the various states and except as otherwise provided in this Agreement, and assuming the accuracy of the representations and warranties of the Investor and the performance of the covenants and agreements of the Investor contained herein and the accuracy of the representations and warranties of the Other Investors and the performance of the covenants and agreements of the Other Investors in the Other Securities Purchase Agreements, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.

(e) Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why it would be reasonable to expect that any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents will not be obtained.

(f) Financial Statements. The consolidated balance sheets of the Company as of December 31, 2011 and 2010 and related consolidated statements of operations, changes in shareholders’ equity and cash flows for the three years ended December 31, 2011, together with the notes thereto, audited by Yount, Hyde & Barbour, P.C. and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC (the “Company 10-K”), and the consolidated balance sheets of the Company as of September 30, 2012 and December 31, 2011 and related consolidated statements of operations and consolidated statements of comprehensive income for the three and nine month periods ended September 30, 2012 and September 30, 2011, and consolidated statements of shareholders’ equity and consolidated statements of cash flows for the nine month periods ended September 30, 2012 and September 30, 2011, together with the notes thereto, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC (the “Company 10-Q”) (collectively, the “Company Financial Statements”), (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates set forth therein and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and normal year-end audit adjustments in the case of interim unaudited statements).

(g) Reports.

(1) Since December 31, 2010, the Company and each Company Subsidiary have timely filed all material reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”), and have paid all material fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be, except for instances of non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. Each Company Report, including the documents incorporated by reference in each of them, contained all of the information required be included in it and, when it was filed and as of the date of each such Company Report filed with or furnished to the SEC, did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or any successor statute (the “Exchange Act”). No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. To the knowledge of the Company, there are no facts or circumstances that would prevent the Company’s principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to Rules 13a-14 and 15d-14 under the Exchange Act, without qualification, when next due.

(2) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial officer of the Company by others within those entities, and such disclosure controls and procedures are effective. The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has no knowledge of any reason that its outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2008, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the

Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(h) Properties and Leases. Except for any Permitted Liens and as disclosed in Specified SEC Reports, the Company and each Company Subsidiary have good title free and clear of any Liens to all the real and personal property material to the business of the Company and reflected in the Company’s consolidated balance sheet as of September 30, 2012 included in the Company 10-Q, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. For purposes of this Agreement, “Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments arising in the ordinary course which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all leases of real property and all other leases pursuant to which the Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any such lease, any existing default by the Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a default.

(i) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and the Company Subsidiaries has timely filed (including pursuant to applicable extensions granted without penalty) all federal, state, county, local and foreign Tax Returns (as defined below in this Section), required to be filed by it, and all such filed Tax Returns are true, complete and correct in all respects, and paid all Taxes (as defined below in this Section) owed by it and no Taxes owed by it or assessments received by it are delinquent. With respect to Taxes not yet due, the Company has made adequate provision in the financial statements of the Company (in accordance with GAAP). The federal income Tax Returns of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2009, and for all fiscal years prior thereto, are for the purposes of routine audit by the IRS closed because of the statute of limitations, and no claims by the IRS for additional Taxes for such fiscal years are pending. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver. Neither the Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the Company’s knowledge, is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of Taxes that could reasonably be expected to have a Material Adverse Effect on the Company and no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax Returns, business or properties of the Company or any Company Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for in accordance with GAAP (other than those issues that would not reasonably be expected to have a Material Adverse Effect on the Company). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and the Company Subsidiaries has withheld and paid all Taxes that it is required to withhold from amounts owing to employees, creditors or other third parties. Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under, any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any Company Subsidiary. Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury

Regulations Section 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. Neither the Company nor any Company Subsidiary has liability for the Taxes of any person other than the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law). The Company has not been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. The Company has not been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. For the purpose of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or similar taxes, and the term “Tax Return” means any return, report, information return or other document (including any related or supporting information, and attachments and exhibits) required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendment or supplements to any of the foregoing.

(j) Absence of Certain Changes. Since September 30, 2012 or except as has been disclosed in a Specified SEC Report filed since September 30, 2012, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company), (v) the Company has not issued any equity securities to any officer, director or Affiliate, except Common Stock issued pursuant to existing Company stock option or stock purchase plans or executive and director arrangements disclosed in the Company Reports, (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company under, any material contract under which the Company or any Company Subsidiary is bound or subject, and (vii) to the knowledge of the Company, there has not been a material increase in the aggregate dollar amount of: (A) the Bank’s nonperforming loans (including nonaccrual loans and loans 90 days or more past due and still accruing interest) or (B) the reserves or allowances established on the Company’s or Bank’s financial statements with respect thereto. Except for the transactions contemplated by the Transaction Documents, no event, liability or development has occurred or exists with respect to the Company or any Company Subsidiary or their respective business, properties, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws as of the time this representation is made that has not been publicly disclosed at least one trading day prior to the date as of which this representation is made.

(k) Commitments and Contracts. The Company has Previously Disclosed, disclosed in a Specified SEC Report or made available to the Investor or its representatives, prior to the date hereof, true, correct, and complete copies of, and listed on Section 2.2(k) of the Disclosure Schedule, each of the following to which the Company or any Company Subsidiary is a party or subject (whether written or oral, express or implied) as of the date of this Agreement (each, a “Significant Agreement”):

(1) any contract containing covenants that limit in any material respect the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Company or any Company Subsidiary;

(2) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of the Company Subsidiaries;

(3) any real property lease and any other lease with annual rental payments aggregating $100,000 or more;

(4) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $100,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(5) any contract or arrangement under which the Company or any of the Company Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property (as defined in Section 2.2(v)) that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Company or the Company Subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or any of the Company Subsidiaries;

(6) any contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;

(7) any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

(8) any contract that would reasonably be expected to prevent, materially delay, or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(9) any contract providing for indemnification by the Company or any Company Subsidiary of any person, except for immaterial contracts entered into in the ordinary course of business consistent with past practice;

(10) any contract that contains a put, call, or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $100,000; and

(11) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation

S-K.

As of the date of this Agreement, each of the Significant Agreements is valid and binding on the Company and/or the Company Subsidiaries, as applicable, and in full force and effect. The Company and each of the Company Subsidiaries, as applicable, are in compliance with and have performed all obligations required to be performed by them to date under each Company Significant Agreement, except where the failure to be in compliance or perform would not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any of the Company Subsidiaries knows of, or has received written notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Significant Agreement which would reasonably be expected to result in a Material Adverse Effect on the Company. No party to a Significant Agreement has provided written notice to the Company or any Company Subsidiary that it intends to terminate a Company Significant Agreement or not renew such agreement at the expiration of the current term. Consummation of the transactions contemplated by this Agreement or the other Transaction Documents will not violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, any Significant Agreement of the Company or any Company Subsidiary, except for such violations, conflicts and breaches as would not reasonably likely be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. As of the date of this Agreement, there are no related party transactions that the Company would be required to disclose under Item 404 of Regulation S-K that have not been Previously Disclosed or disclosed in a Specified SEC Report.

(l) Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement or any other Transaction Document under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance, or sale of any of such Securities to be issued to the registration requirements of the Securities Act. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Securities or in connection with the Other Private Placements. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 2.3 of this Agreement and the accuracy of the representations and warranties of the Other Investors set forth in Section 2.3 of the Other Securities Purchase Agreements, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Investor under this Agreement or for the offer and sale of securities by the Company to the Other Investors under the Other Securities Purchase Agreements.

(m) Litigation and Other Proceedings; No Undisclosed Liabilities. Except as disclosed in Specified SEC Reports:

(1) there is no pending or, to the knowledge of the Company, threatened, claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding against the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect on the Company, if there were an unfavorable decision; and

(2) neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent, or otherwise) which are not appropriately reflected or reserved against in the financial statements described in Section 2.2(f) to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen since September 30, 2012 in the ordinary course of business consistent with past practice and (ii) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(n) Compliance with Laws and Other Matters; Insurance. Except as disclosed in Specified SEC Reports, the Company and each Company Subsidiary:

(1) in the conduct of its business is in compliance in all material respects with, and the condition and use of its properties does not violate or infringe in any material respect, applicable material domestic (federal, state or local) or foreign laws, statutes, ordinances, licenses, rules, regulations, judgments, demands, writs, injunctions, orders or decrees applicable thereto or to employees conducting its business, including the TARP, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act and the applicable privacy and customer information requirements contained in any federal and state privacy law or regulations;

(2) has all material permits, licenses, franchises, authorizations, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of the Company or such Company Subsidiary; and all such material permits, licenses, certificates of authority, orders and approvals are in full force and effect, and all such filings, applications and registrations are current, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened;

(3) is complying in all material respects with and, to the knowledge of the Company, is not under investigation with respect to, and has not received any written notification or written communication from any Governmental Entity, and, otherwise, to the knowledge of the Company, has not been threatened by any Governmental Entity to be charged with or given notice of any material violation of, all applicable federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees;

(4) has, except for statutory or regulatory restrictions of general application, not been placed under any material restriction by a Governmental Entity on its business or properties, and except for routine examinations by applicable Governmental Entities, as of the date of this Agreement, received no notification or communication from any Governmental Entity that an investigation by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or threatened;

(5) has not, since January 1, 2009, nor to its knowledge has any other person on behalf of the Company or any Company Subsidiary that qualifies as a “financial institution” under U.S. anti-money laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in U.S. anti-money laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains;

(6) to the extent it qualifies as a “financial institution” under U.S. anti-money laundering laws, has implemented in all material respects such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. anti-money laundering laws and the rules and regulations thereunder; and

(7) is presently insured, and during each of the past two calendar years has been insured, for reasonable amounts with, to the knowledge of the Company, financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with industry practice, customarily be insured; and neither the Company nor any Company Subsidiaries has received any written notice of cancellation of any such insurance, nor, to the Company’s knowledge, will it or any Company Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(o) Labor. Employees of the Company and the Company Subsidiaries are not and have never been represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary. Each of the Company and the Company Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours except for such instances of non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, the Company’s employment of its executive officers does not violate any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement in favor of a third party to which any such executive officer is a party.

(p) Company Benefit Plans.

(1) “Benefit Plan” means all material employee benefit plans, programs, agreements, contracts, policies, practices, or other arrangements providing benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or is party, whether or not written, including any material “employee welfare benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option or equity award, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy. Each Benefit Plan is listed on Section 2.2(p)(1) of the Company’s Disclosure Schedule. True and complete copies of all Benefit Plans listed on Section 2.2(p)(1) of the Company’s Disclosure Schedule have been made available to the Investor prior to the date hereof or have been filed with a Company Report.

(2) With respect to each Benefit Plan, (A) the Company and the Company Subsidiaries have complied, and are now in compliance in all material respects with the applicable provisions of ERISA, and the Code and all other laws and regulations applicable to such Benefit Plan and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company or the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full. “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and the Company Subsidiaries, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(3) Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could likely result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Benefit Plan under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Company Subsidiary to a material tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(4) Neither the Company, any Company Subsidiary nor any ERISA Affiliate (x) sponsors, maintains or contributes to or has within the past six years sponsored, maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) sponsors, maintains or has any liability with respect to or an obligation to contribute to or has within the past six years sponsored, maintained, had any liability with respect to, or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(5) None of the execution and delivery of this Agreement, the issuance of Purchased Shares, nor the consummation of the transactions contemplated hereby, nor the transactions contemplated as part of the Other Private Placements, will, whether alone or in connection with another event, (i) constitute a “change in control” or “change of control” within the meaning of any Benefit Plan or result in any material payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, any employment or change in control agreements, (ii) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, (iii) materially increase any compensation or benefits otherwise payable under any Benefit Plan, (iv) result in any acceleration of the time of payment or vesting of any such benefits, including, for the avoidance of doubt, under the Company Stock Plans, (v) require the funding or increase in the funding of any such benefits, or (vi) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(6) As of the date hereof, there is no material pending or, to the knowledge of the Company, threatened, litigation relating to the Benefit Plans (other than claims for benefits in the ordinary course). Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and the Company Subsidiaries.

(7) Except as would not reasonably be expected to have a Material Adverse Effect on the Company and except for liabilities fully reserved for or identified in the Company Financial Statements, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against (i) the Benefit Plans, (ii) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (iii) the assets of any of the trusts under any of the Benefit Plans.

(q) Investment Company. Neither the Company nor any of the Company Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, as amended.

(r) Risk Management; Derivatives. Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(1) The Company and the Company Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by companies of similar size and in similar lines of business as the Company and the Company Subsidiaries.

(2) All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries or their customers, were entered into (i) only for purposes of mitigating identified risk and in the ordinary course of business, (ii) in accordance with prudent practices and in material compliance with all applicable laws, rules, regulations and regulatory policies, and (iii) with counterparties believed by the Company to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms. Neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”) and the Company will not knowingly, directly or indirectly, use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any Company Subsidiary, joint venture partner or other person or entity, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(t) Environmental Liability. Except as disclosed in Specified SEC Reports, neither the Company nor any Company Subsidiary (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, (iii) is subject to any legal, administrative, or other proceeding, claim or action of any nature relating to any Environmental Laws or (iv) owns or operates any real property contaminated with any substance in violation of any Environmental Laws; in each case, which violation, contamination, liability, ownership, operation or proceeding, claim or action has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and, to the Company’s knowledge, there is no pending or threatened investigation that might lead to such a proceeding, claim or action or any reasonable basis for any such proceeding, claim or action.

(u) Anti-Takeover Provisions. The Company and the Board of Directors have taken all actions necessary to ensure that the Company, on the one hand, and the Investor and the Other Investors, on the other hand, will not be subject to the restrictions set forth in Article 14 and Article 15 of the Virginia Stock Corporation Act (the “VSCA”) (each of such articles, a “Takeover Law”) as a result of the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. In the case that such transactions are subject to such provisions or laws, the Board of Directors shall take all necessary action to ensure that such transactions shall be deemed to be exceptions to such provisions or laws, including, but not limited to, the approval of such transactions as contemplated thereunder. The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of Beneficial Ownership of Common Stock or a change in control of the Company.

(v) Intellectual Property. (i) The Company and the Company Subsidiaries own (free and clear of any claims, Liens, encumbrances, exclusive licenses or non-exclusive licenses not granted in the ordinary course of business) or have a valid license to use all Intellectual Property used in or necessary to carry on their business as currently conducted, and (ii) such Intellectual Property referenced in clause (i) above is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or the Company Subsidiaries’ use of, or rights to, such Intellectual Property. The Company and the Company Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Neither the Company nor any Company Subsidiary has received any notice of infringement or misappropriation of, or any conflict with, the rights of others with respect to any Intellectual Property, and no reasonable basis exists for any such claim. To the Company’s knowledge, no third party has infringed, misappropriated or otherwise violated the Intellectual Property rights of the Company or the Company Subsidiaries. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted, or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the knowledge of the Company, none of the Company or any of the Company Subsidiaries is using or enforcing any Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. The Company and each of the Company Subsidiaries has taken all reasonable measures to protect the Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries.

“Intellectual Property” shall mean: trademarks, service marks, brand names, domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(w) Brokers and Finders. Except for the Placement Agent (the fees of which are disclosed in Section 2.2(w) of the Company’s Disclosure Schedule), neither the Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

(x) Agreements with Regulatory Agencies. Except as disclosed in a Specified SEC Report, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2010, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material respect relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”) nor has the Company or any Company Subsidiary been advised since December 31, 2009 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. Except as would not reasonably be expected to have a Material Adverse Effect on the Company or has been disclosed in a Specified SEC Report, the Company and each Company Subsidiary are in compliance in all respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all respects with any such Regulatory Agreement.

(y) Loan Portfolio.

(1) Each of the Company and each Company Subsidiary has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any loan, lease or other extension of credit or commitment to extend credit (“Loans”) originated, purchased or serviced by the Company or any Company Subsidiary satisfied in all respects, (i) all applicable law with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing or filing of claims in connection with Loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to Loans set forth in any material contract between the Company or any Company Subsidiary and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any material mortgage or other collateral documents and other Loan documents with respect to each Loan, except such non-compliance or non-satisfaction that would not reasonably be expected to have a Material Adverse Effect on the Company.

(2) No Agency, Loan Investor or Insurer (each as defined in Section 2.2(y)(3)) has (i) claimed in writing that the Company or any Company Subsidiary has violated or has not complied with the applicable underwriting standards with respect to Loans sold by the Company or any Company Subsidiary to a Loan Investor or Agency, or with respect to any sale of Loan servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Company or any Company Subsidiary or (iii) indicated in writing to the Company or any Company Subsidiary that it has terminated or intends to terminate its relationship with the Company or any Company Subsidiary for poor performance, poor Loan quality or concern with respect to the Company’s or any Company Subsidiary’s compliance with laws.

(3) For purposes of this Section 2.2(y): (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (A) determine any investment, origination, lending or servicing requirements with regard to Loans originated, purchased or serviced by the Company or any Company Subsidiary or (B) originate, purchase, or service Loans, or otherwise promote lending, including state and local housing finance authorities; (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any Loan originated, purchased or serviced by the Company or any Company Subsidiary or a security backed by or representing an interest in any such Loan; and (iii) “Insurer” means a person who insures or guarantees for the benefit of the Loan holder all or any portion of the risk of loss upon borrower default on any of the Loans originated, purchased or serviced by the Company or any Company Subsidiary, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such Loans or the related collateral.

(z) Listing of Common Stock. The shares of Common Stock to be issued under this Agreement and the other Transaction Documents meet all requirements for listing on the NASDAQ, subject to formal approval of listing by NASDAQ.

(aa) Other Private Placements. Concurrently with the execution and delivery of this Agreement, the Company has agreed to sell shares of Common Stock and Series B Preferred Stock in the Other Private Placements on terms and conditions that are substantially identical in all respects to those set forth in this Agreement, except as to (i) the number and type of Securities to be purchased and the aggregate purchase price for such Securities (but not the per share purchase price) set forth in Section 1.2 and (ii) as set forth in Section 2.2(aa) of the Disclosure Schedule.

(bb) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company (or any Company Subsidiary) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed.

(cc) Absence of Manipulation. The Company has not, and to the knowledge of the Company no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares.

(dd) Adequate Capitalization. As of September 30, 2012, the Bank met or exceeded the standards necessary to be considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action.

(ee) Acknowledgment Regarding Purchase of Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Investor’s purchase of the Securities.

(ff) Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(gg) Fees and Expenses. The Company does not expect that all closing fees and expenses (including all costs to be incurred to register the Registrable Securities), the fees and expenses of any Company advisors (including Company counsel and other professional fees), and fees and expenses of any broker or finders that the Company is responsible for (including the fees and expenses of the Placement Agent) will exceed $3.9 million in the aggregate.

(hh) Support Agreements. Each of the directors and executive officers of the Company in office as of the date of this Agreement have entered into a Support Agreement in substantially the form attached hereto as Exhibit H (each agreement, a “Support Agreement”).

(ii) Change in Control. The consummation of the transactions contemplated by this Agreement and the Other Private Placements will not trigger any rights under any “change of control” provision in any Significant Agreement or Benefit Plan to which the Company or any Company Subsidiary is a party, which results in payments to the counterparty or the acceleration of vesting of benefits.

2.3 Representations and Warranties of the Investor. The Investor hereby represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a different specified date, in which case as of such date), solely with respect to itself and, where expressly indicated, its Affiliates, to the Company that:

(a) Organization and Authority. The Investor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on such Investor, and has the requisite corporate, partnership, limited liability company or other power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization.

(1) The Investor has the requisite corporate, partnership, limited liability company or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by the Investor’s board of directors, general partner, managing members, investment committee or other authorized persons, as the case may be (if such authorization is required), and no further approval or authorization by any of such persons, as the case may be, is required. This Agreement has been duly and validly executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer, or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate, partnership, limited liability company or other proceedings are necessary for the execution and delivery by the Investor of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(2) Neither the execution, delivery, and performance by the Investor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Investor with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (A) its applicable governing documents, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of such Investor may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph and assuming the accuracy of the representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, violate any ordinance, permit, concession, grant, franchise, law, statute, rule, regulation or any judgment, ruling, order, writ, injunction or decree of a Governmental Entity applicable to such Investor or any of its respective properties or assets except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Investor.

(3) Other than (i) the matters described in Section 1.2(b)(1)(vii), (ii) passivity or anti-association commitments that may be required by the Federal Reserve and (iii) the securities or blue sky laws of the various states and except as otherwise provided in this Agreement, and assuming the accuracy of the representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Investor of the transactions set forth in this Agreement.

(c) Purchase for Investment. The Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. The Investor (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute any of the Securities to any person nor with a view to or for sale in connection with any distribution thereof, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and has so evaluated the merits and risks of such investment, (4) is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment and (5) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act); provided, however, that by making the representations herein, the Investor does not agree to hold any of the Securities for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration in compliance with applicable federal and state securities laws. Without limiting any of the foregoing, neither the Investor nor any of its Affiliates has taken, and the Investor will not, and will cause its Affiliates not to, take any action that would otherwise cause the Securities to be subject to the registration requirements of the Securities Act.

(d) Access to Information. The Investor acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Company Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(e) Independent Investment Decision. The Investor has independently evaluated the merits of its decision to purchase the Securities pursuant to this Agreement. The Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Securities constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(f) Reliance on Exemptions. The Investor understands and acknowledges that the Securities being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, covenants, acknowledgements and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

(g) No Governmental Review; Not Deposits and Uninsured. The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities. The Investor understands that the Securities are not savings or deposit accounts or other obligations of the Bank or any other Company Subsidiary, and the Securities are not insured by the FDIC or any other Governmental Entity.

(h) Residency. The Investor’s residence (if an individual) or office in which its investment decision with respect to the Purchased Shares was made (if an entity) are located at the address set forth for the Investor in Section 6.7 of this Agreement.

(i) Ownership.

(1) As of the date of this Agreement, other than as set forth on its signature page hereto, the Investor is not the owner of record or the Beneficial Owner of shares of Common Stock, securities convertible into or exchangeable for Common Stock, or any other equity or equity-linked security of the Company or any Company Subsidiary.

(2) Assuming the accuracy of the representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, the purchase of Securities hereunder shall not cause the Investor, together with any other person whose Beneficial Ownership of Company securities would be aggregated with the Investor’s Beneficial Ownership of Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Investor) would represent more than 9.9% of the Voting Securities of the Company outstanding at such time.

(j) Financial Capability. The Investor has or will have immediately available funds necessary to pay the Purchase Price and consummate the Closing, as of the date of the Closing, on the terms and conditions contemplated by this Agreement.

(k) Knowledge as to Conditions. As of the date of this Agreement, the Investor knows of no reason why it would be reasonable to expect that any regulatory approvals with respect to the Investor and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices with respect to the Investor required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents cannot, or should not, be obtained.

(l) Brokers and Finders. Neither the Investor nor its Affiliates or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor or any of its Affiliates, in connection with this Agreement or the transactions contemplated hereby. The Investor acknowledges that it is purchasing the Securities directly from the Company and not from the Placement Agent.

(m) No General Solicitation. Investor: (i) became aware of the offering of the Common Stock and the Series B Preferred Stock, and the Purchased Shares were offered to Investor, solely by direct contact between Investor and the Company or the Placement Agent, and not by any other means, including any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the SEC); (ii) reached its decision to invest in the Company independently from any Other Investor; (iii) has entered into no agreements with shareholders of the Company or Other Investors for the purpose of controlling the Company or any of its subsidiaries; and (iv) has entered into no agreements with shareholders of the Company or the Other Investors regarding voting or transferring Investor’s interest in the Company.

(n) OFAC and Anti-Money Laundering. The Investor understands, acknowledges, represents and agrees that (i) the Investor is not the target of any sanction, regulation, or law promulgated by the OFAC, the Financial Crimes Enforcement Network or any other U.S. governmental entity (“U.S. Sanctions Laws”); (ii) the Investor is not owned by, controlled by, under common control with, or acting on behalf of any person that is the target of U.S. Sanctions Laws; (iii) the Investor is not a “foreign shell bank” and is not acting on behalf of a “foreign shell bank” under applicable anti-money laundering laws and regulations; (iv) the Investor’s entry into this Agreement or consummation of the transactions contemplated hereby will not contravene U.S. Sanctions Laws or applicable anti-money laundering laws or regulations; (v) the Investor will promptly provide to any regulatory or law enforcement authority such information or documentation as may be required to comply with U.S. Sanctions Laws or applicable anti-money laundering laws or regulations; and (vi) the Company may provide to any regulatory or law enforcement authority information or documentation regarding, or provided by, the Investor for the purposes of complying with U.S. Sanctions Laws or applicable anti-money laundering laws or regulations.

(o) No Outside Discussion of Offering. As of the date of this Agreement, the Investor has not discussed the offering with any other party or potential investors (other than the Company, the Placement Agent, and Investor’s authorized representatives, advisors and counsel), except as expressly permitted under the terms of this Agreement.

ARTICLE III

Covenants

3.1 Filings; Other Actions.

(a) The Investor and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary and customary documentation, to effect all necessary and customary applications, notices, petitions, filings, and other documents, and to obtain all necessary and customary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, (i) necessary or advisable to consummate the transactions contemplated by this Agreement and to perform the covenants contemplated by this Agreement and (ii) with respect to the Investor, to the extent typically provided by the Investor to such third parties or Governmental Entities, as applicable, under the Investor’s policies consistently applied and subject to such confidentiality requests as the Investor may reasonably seek. Each party shall execute and deliver both before and after the Closing such further certificates, agreements, and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clauses (i) and (ii) of the first sentence of this Section 3.1(a). In particular, the Company will use its commercially reasonable efforts to help the Investor promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, all notices to and, to the extent required by applicable law or regulation, consents, approvals, or exemptions from bank regulatory authorities, for the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, the Investor and its Affiliates are not subject to any covenant or agreement under this Agreement to file any application or notice under the BHC Act in connection with any of the transactions contemplated hereby. To the extent required by the Federal Reserve, the Investor shall enter into one or more passivity agreements not more restrictive in any material respect than in the form attached hereto as Exhibit D. The Company shall use, and cause its Affiliates to use, commercially reasonable efforts to obtain all approvals required to be obtained by the Company in connection with the transactions contemplated by the Transaction Documents, including responding fully to all requests for additional information from the Federal Reserve, the FDIC and the BFI. The Investor and the Company will each have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information (other than confidential information) relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that the Company shall not allow any Other Investor to review any such information relating to the Investor. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby. The Investor and the Company shall promptly furnish each other to the extent permitted by applicable laws with copies of written communications received by them or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement. Notwithstanding anything in this Section 3.1 or elsewhere in this Agreement to the contrary, the Investor shall not be required to provide to the Company any of its, its Affiliates’, its investment advisor’s or its or their control persons’ or equity holders’ nonpublic, proprietary, personal or otherwise confidential information including the identities of limited partners, shareholders or members of the Investor or its Affiliates or their investment advisors (collectively, the “Investor Confidential Information”).

(b) Each party agrees, upon request, to furnish the other party with all information (other than Investor Confidential Information) concerning itself, its subsidiaries, Affiliates, directors, officers, partners, and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with this Agreement. Notwithstanding anything in this Section 3.1 or elsewhere in this Agreement to the contrary, (A) the Investor shall not be required to provide any materials to the Company that it deems private or confidential and (B) the Investor shall provide information only to the extent typically provided by the Investor to such Governmental Entities and subject to such confidentiality requests as such Investor may reasonably seek.

(c) From the date of this Agreement until the Closing, the Company shall not, directly or indirectly, amend, modify, or waive, and the Board of Directors shall not recommend approval of any proposal to the Company’s shareholders having the effect of amending, modifying, or waiving any provision in the Articles of Incorporation or bylaws of the Company in any manner adverse to the Investor.

(d) The Company shall duly call, convene, give due notice of and hold a meeting of its shareholders (the “Company Shareholder Meeting”), as promptly as practicable following the date of this Agreement (and in any event the Company Shareholder Meeting shall be held no later than 40 days following the mailing of the definitive proxy statement related to the Company Shareholder Meeting), to vote on (i) a proposal to approve the issuance of the Common Stock issued pursuant to the Transaction Documents and Common Stock to be issued upon the conversion of the Series B Preferred Stock issued pursuant to the Transaction Documents, substantially to the effect described in Exhibit I attached hereto (the “Transaction Shareholder Proposal”), and (ii) a proposal to amend and restate the bylaws of the Company, substantially to the effect described in Exhibit J attached hereto (the “Board Size Shareholder Proposal”). Unless there has been a Change in Recommendation (as defined in Section 5.21(c)) in accordance with Section 5.21, the Board of Directors shall unanimously recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposals (the “Board Recommendation”). Without limiting the generality of the forgoing, unless this Agreement has been terminated in accordance with its terms, the Shareholder Proposals shall be submitted to the Company’s shareholders pursuant to the terms of this Agreement and, for the avoidance of doubt, none of the resolutions approving this Agreement or the transactions contemplated hereby may be rescinded or amended whether or not (i) there has been a Change in Recommendation or (ii) an Unsolicited Company Proposal (as defined in Section 5.21(b)) shall have been publicly proposed or announced or otherwise submitted to the Company or any of its directors, officers, employees, agents, consultants or advisors. In connection with the Company Shareholder Meeting, the Company shall promptly prepare and file (but in no event more than the later of (i) ten business days after the date of this Agreement or, (ii) if audited financial statements for the year ended December 31, 2012 are required to be included in the preliminary proxy statement filing pursuant to Rule 3-12 of Regulation S-X of the SEC, three business days after such audited financial statements are first available) with the SEC a preliminary proxy statement, shall use its commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to the Company Shareholder Meeting to be mailed to the Company’s shareholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such shareholder approval, including through the engagement of a proxy solicitor. The Company shall notify the Investor promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the Company Shareholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement. Each of Investor and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with Investor prior to filing any proxy statement, or any amendment or supplement thereto, and provide Investor with a reasonable opportunity to comment thereon. Unless there has been a Change in Recommendation, the Board Recommendation shall be included in the proxy statement filed in connection with obtaining such shareholder approval. If on the date of the Company Shareholder Meeting, the Company (i) has not previously effected a Change in Recommendation and (ii) has not received proxies representing a sufficient number of shares of Common Stock to obtain shareholder approval of the Shareholder Proposals, the Company shall adjourn the Company Shareholder Meeting until such date as shall be mutually agreed and, subject to the terms and conditions of this Agreement, shall continue to use reasonable best efforts, together with its proxy solicitor, to solicit proxies from shareholders of the Company relating to shareholder approval of the Shareholder Proposals.

3.2 Use of Proceeds; Expenses.

(a) The Company shall use the gross proceeds from the sale of the Securities to the Investor and the closing of the transactions contemplated by the Other Private Placements to strengthen the financial position of the Company and the Bank, possibly including, subject to the receipt of all required regulatory approvals, the repurchase of all or a portion of the issued and outstanding shares of Company Preferred Stock issued to the U.S. Treasury as part of the CPP under the TARP.

(b) At and conditioned upon the Closing, the Company shall reimburse up to $150,000 of the reasonable and documented costs and expenses incurred by the Investor (including legal fees) in connection with the transactions contemplated by this Agreement. Other than as set forth in the preceding sentence and in Section 5.7(b), each of the Company and the Investor will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement.

3.3 Access, Information and Confidentiality.

(a) From the date of this Agreement, until the date when the shares of Common Stock owned by the Investor and its Affiliates and, for purposes of this Section 3.3, persons who share a common discretionary investment advisor with the Investor, in the aggregate represent less than 2.0% of all of the outstanding Common Stock (provided that, in making such calculation, (i) all shares of Common Stock into or for which shares of any securities owned by the Investor are directly or indirectly convertible or exercisable, which, for the avoidance of doubt, shall include those shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock, shall be included in the numerator, (ii) the shares described in clause (i) and all such shares owned by or attributed to Other Investors shall be included in the denominator, and (iii) all securities issued by the Company after the Closing Date other than in connection with an issuance in which the Investor (or a permitted assignee under Section 6.8) was offered the right to purchase its pro rata portion of such securities in accordance with Section 5.12 shall be excluded from the denominator), the Company will ensure that upon reasonable notice, and in such a manner as not to interfere unreasonably with the conduct of the business of the Company the Company and its subsidiaries will afford to the Investor and its representatives (including employees of the Investor, and counsel, accountants, financial and investment banking advisors and other professionals retained by the Investor) once per calendar quarter (i) such access during normal business hours to its books, records, properties and personnel and to such other information as the Investor may reasonably request and (ii) reasonable opportunities to routinely consult with the management of the Company and its subsidiaries on matters relating to the operation of the Company. The Company agrees to consider, in good faith, the recommendations of the Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company. Notwithstanding anything in this Agreement to the contrary, at no time will the Company provide to the Investor any material non-public information unless the Investor shall have specifically requested such disclosure in writing from the Company.

(b) Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement, including but not limited to as set forth in Section 3.3(a) (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to bank regulatory authorities.

3.4 Transfer. The Company shall cooperate, in accordance with reasonable and customary business practices with any and all transfers, whether by direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation or other transfer or disposition, for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by the Investor or any of its successors and assigns of the Securities and other shares of Common Stock such party may beneficially own prior to or subsequent to the date hereof.

3.5 Reasonable Efforts. The Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Investor in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Transaction Documents, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (c) the obtaining of all necessary consents, approvals or waivers from third parties and obtaining approval of the Shareholder Proposals; and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Transaction Documents.

3.6 Shareholder Litigation. The Company shall promptly inform the Investor of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company, any Company Subsidiary or any of the past or present executive officers or directors of the Company or any Company Subsidiary that is threatened in writing or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby or by the Transaction Documents. The Company shall consult with the Investor and keep the Investor informed of all material filings and developments relating to any such Shareholder Litigation.

3.7 Most Favored Nation. During the period from the date hereof through the Closing, neither the Company nor any of the Company Subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of the Company Subsidiaries (including the Other Private Placements) that have the effect of establishing rights or otherwise benefitting such investor in a manner more favorable in any respect to such investor than the rights and benefits established in favor of the Investor by this Agreement (except as set forth in Section 3.7 of the Disclosure Schedule), unless, in any such case, the Investor has been offered such rights and benefits.

3.8 Notice of Certain Events. Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of the Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 1.2 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided that delivery of any notice pursuant to this Section 3.8 shall not modify the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party’s attorney-client privilege.

3.9 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Article IV, the Company shall, and, shall cause each Company Subsidiary to: (a) use commercially reasonable efforts to carry on its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve business relationships with customers, vendors, strategic partners and others having business dealings with it; provided, that nothing in this clause (a) shall require any actions or inaction that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law or imposed by any Governmental Entity; (b) refrain from (1) declaring, setting aside or paying any distributions or dividends on, or making any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (2) splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities; (3) purchasing, redeeming or otherwise acquiring any capital stock or any of its other securities or any rights, warrants or options to acquire any such capital stock or other securities; (4) issuing, delivering, selling, granting, pledging or otherwise disposing of or encumbering any capital stock, any other Voting Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock, Voting Securities or convertible or exchangeable securities, other than any issuance of Common Stock on exercise of any compensatory stock options outstanding on the date of this Agreement; or (5) entering into any contract with respect to, or otherwise agreeing or committing to do, any of the foregoing; and (c) to the extent reasonably practicable, shall consult with the Investor prior to taking any material actions outside of the ordinary course of business; provided that the Company shall not consult with the Investor with respect to such material actions or provide any material non-public information to the Investor unless the Company first seeks and obtains the Investor’s prior consent to be so consulted or to receive such information. Additionally, except as required pursuant to existing written, binding agreements in effect prior to the date hereof and set forth in Section 3.9 of the Disclosure Schedule, and with respect to clauses (i) and (ii) except in the ordinary course of business consistent with past practice, prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Article IV, the Company shall and shall cause the Company Subsidiaries to not take any of the following actions: (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of the Company Subsidiaries; (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of the Company Subsidiaries; (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, except as may be required by applicable law; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (vi) forgive any loans to directors, officers or employees of the Company or any of the Company Subsidiaries; or (vii) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing; provided, that in no event shall any increase of any payment in the ordinary course of business under clause (ii) increase such person’s compensation by more than 5% in the aggregate except as set forth in Section 3.9 of the Disclosure Schedule.

3.10 Enforcement of Support Agreements. The Company will use commercially reasonable efforts to enforce the Support Agreements, unless (i) this Agreement has been terminated in accordance with its terms or (ii) the Board of Directors has effected a Change in Recommendation or resolved or publicly announced its intention to do so.

ARTICLE IV

Termination

4.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written agreement of the Company and the Investor;

(b) by any party, upon written notice to the other party, in the event that the Closing does not occur on or before the date that is 150 days after the date hereof (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(c) by any party, upon written notice to the other party, if the Company’s shareholders shall have not approved the Shareholder Proposals upon a vote taken thereon at the Company Shareholder Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such approvals to have been so received;

(d) by the Investor, upon written notice to the Company, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(b)(1)(ii) or Section 1.2(b)(1)(iv) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition; provided that this Section 4.1(d) shall only apply if the Investor is not in material breach of any of the terms of this Agreement;

(e) by the Company, upon written notice to the Investor, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Investor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(b)(2)(i) or Section 1.2(b)(2)(iv) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition; provided that this Section 4.1(e) shall only apply if the Company is not in material breach of any of the terms of this Agreement;

(f) by any party, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(g) by the Investor, upon written notice to the Company, if the Investor or any of its Affiliates receives written notice from or is otherwise advised by, the Federal Reserve or the BFI that the Federal Reserve or the BFI, as applicable, will not grant (or intends to rescind or revoke if previously granted) any of the confirmations or determinations referred to in Section 1.2(b)(1)(vii);

(h) by any party, upon written notice to the other parties, if the Company has entered into a binding written agreement with respect to a Superior Proposal in compliance with Section 5.21 and has paid or caused to be paid the Termination Fee (as defined in Section 4.2(b)) to the Investor in compliance with Section 4.2(b); or

(i) prior to the time at which the Company’s shareholders shall have approved the Shareholder Proposals, by the Investor, upon written notice to the Company, if (A) the Board of Directors shall have failed to make the Board Recommendation in the proxy statement filed in connection with obtaining shareholder approval of the Shareholder Proposals, effected a Change in Recommendation or resolved or publicly announced its intention to do so or approved or recommended any Acquisition Transaction (as defined in Section 5.21(g)) (other than those contemplated by the Transaction Documents) or resolved or publicly announced its intention to do so; (B) the Company shall have materially breached Section 3.1(d) or Section 5.21; or (C) a tender offer or exchange offer for the outstanding shares of Common Stock has been commenced and the Board of Directors recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that the shareholders of the Company reject such tender offer or exchange offer with the ten business day period specified in Rule 14e-2(a) under the Exchange Act.

4.2 Effects of Termination.

(a) In the event of any termination of this Agreement as provided in Section 4.1, this Agreement (other than Section 3.2(b), Section 3.3(b) (except, in respect of any party, in connection with litigation against it by the other party or its Affiliates), this Section 4.2, Section 5.6 and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall relieve any party from liability for willful breach of this Agreement, except that if the Termination Fee is paid to the Investor, such payment shall be the sole remedy available to the Investor in the event of any termination of this Agreement.

(b) If either the Company or the Investor terminates this Agreement pursuant to Section 4.1(h) or the Investor terminates this Agreement pursuant to Section 4.1(i), the Company shall pay or cause to be paid to the Investor by wire transfer of immediately available funds to an account designated by the Investor in writing to the Company a sum equal to five percent of the Purchase Price (the “Termination Fee”). The amount of the Termination Fee shall be in lieu of any amount payable by the Company to Investor and its Affiliates pursuant to Section 3.2(b). If the Company terminates this Agreement pursuant to Section 4.1(h), the Termination Fee shall be paid in same-day funds prior to or simultaneously with the termination of this Agreement. If the Investor terminates this Agreement pursuant to Section 4.1(h) or 4.1(i). the Termination Fee shall be paid by the Company within one business day of the termination of this Agreement.

(c) If the Investor terminates this Agreement pursuant to Section 4.1(b) and the Company (i) has engaged in communications with regard to an Unsolicited Company Proposal pursuant to Section 5.21(b) and has not notified the Investor in writing of the Company’s rejection of such Unsolicited Company Proposal or (ii) has not held the Company Shareholder Meeting, in each case as of the date of such termination, the Company shall pay or cause to be paid to the Investor by wire transfer of immediately available funds to an account designated by the Investor in writing to the Company the Termination Fee within one business day of the termination of this Agreement. The amount of the Termination Fee shall be in lieu of any amount payable by the Company to Investor and its Affiliates pursuant to Section 3.2(b).

(d) In the event that (i) a third party shall have made a proposal with respect to an Acquisition Transaction, which proposal has been publicly disclosed or has been made known to senior management of the Company, or any person shall have publicly announced or made known to senior management of the Company an intention (whether or not conditional) to make a proposal with respect to an Acquisition Transaction and (ii) the Company has not notified the Investor in writing of the Company’s rejection of such proposal or intended proposal, and thereafter this Agreement is terminated by the Investor pursuant to Section 4.1(d), the Company shall pay or cause to be paid to the Investor by wire transfer of immediately available funds to an account designated by the Investor in writing to the Company the Termination Fee within one business day of the termination of this Agreement. The amount of the Termination Fee shall be in lieu of any amount payable by the Company to Investor and its Affiliates pursuant to Section 3.2(b).

(e) The parties acknowledge that the agreements contained in this Section 4.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if the Company fails to pay or cause to be paid promptly any fee payable by it pursuant to this Section 4.2, then the Company shall pay or cause to be paid to the Investor, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

4.3 Notice of Other Terminations. The Company shall promptly notify the Investor if any of the Other Securities Purchase Agreements are terminated.

ARTICLE V

Additional Agreements

5.1 No Rights Agreement. So long as the Investor, together with its Affiliates, and, for purposes of this Section 5.1, persons who share a common discretionary investment advisor with the Investor, in the aggregate own 5.0% or more of all of the outstanding shares of Common Stock (provided that, in making such calculation, (i) all shares of Common Stock into or for which shares of any securities owned by the Investor are directly or indirectly convertible or exercisable, which, for the avoidance of doubt, shall include those shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock, shall be included in the numerator, (ii) the shares described in clause (i) and all such shares owned by or attributed to Other Investors shall be included in the denominator, and (iii) all securities issued by the Company after the Closing Date other than in connection with an issuance in which the Investor (or a permitted assignee under Section 6.8) was offered the right to purchase its pro rata portion of such securities in accordance with Section 5.12 shall be excluded from the denominator) (such ownership interest, the “Qualifying Ownership Interest”), other than the Rights Plan, the Company shall not enter into any poison pill agreement, shareholders’ rights plan or similar agreement that shall limit the rights of the Investor and its Affiliates and associates to hold any shares of Common Stock or Series B Preferred Stock or acquire additional securities of the Company unless such poison pill agreement, shareholders’ rights plan or similar agreement grants an exemption or waiver to the Investor and its Affiliates and associates and any group in which the Investor may become a member, immediately effective upon execution of such plan or agreement, that would allow the Investor and its Affiliates and associates to acquire such additional securities of the Company. In addition, the Company agrees that any poison pill agreement, shareholders’ rights plan or similar agreement referred to in the preceding sentence shall provide to holders of Series B Preferred Stock rights no less favorable than those granted to the holders of the Common Stock of the Company.

5.2 Investor Standstill Agreements. The Investor agrees that until the earlier of (i) the third anniversary of the Closing Date or (ii) such time as it and its Affiliates no longer own a Qualifying Ownership Interest, without the prior written consent of the Company or as otherwise provided in this Section 5.2, neither it nor any of its controlled Affiliates (each, a “Standstill Affiliate”) will, directly or indirectly:

(a) in any way acquire, offer or propose to acquire or agree to acquire, other than as specifically contemplated in the Transaction Documents, Beneficial Ownership of any Voting Securities if after such acquisition the Investor or its Affiliates would have Beneficial Ownership of more than 9.9% of the outstanding Voting Securities (for the avoidance of doubt, for purposes of calculating the Beneficial Ownership of the Investor and its Affiliates hereunder, (x) any security that is convertible into, or exercisable for, any Voting Securities that is Beneficially Owned by the Investor or its Affiliates (other than any shares of Series B Preferred Stock) shall be treated as fully converted or exercised in accordance with its terms into the underlying Voting Securities, and (y) any security convertible into, or exercisable for, any Voting Securities that is not Beneficially Owned by the Investor or any of its Affiliates shall not be taken into account); provided, that, if, other than as specifically contemplated in the Transaction Documents, before the third anniversary of the Closing Date an Investor intends to acquire Economic Ownership of any Voting Securities that would result in such Investor having Economic Ownership of more than 4.9% of the outstanding Voting Securities after such acquisition and immediately prior to such acquisition, such Investor holds 4.9% or less of the then-outstanding Voting Securities, the Investor shall deliver to the Company a written notice of such intention (a “Share Acquisition Notice”) which shall specify (i) the number and type of Voting Securities over which the Investor then possesses Economic

Ownership, and (ii) the number and type of Voting Securities such Investor proposes to acquire. Within 10 days following the date of delivery of the Share Acquisition Notice, the Company shall determine and advise the Investor whether, in its reasonable judgment based upon advice of outside tax counsel and tax advisors, in consultation with the Investor intending to make such acquisition and taking into account the Company’s reasonably expected future activities, such acquisition could be reasonably likely to cause an “ownership change” of the Company for purposes of Section 382 of the Code (an affirmative determination of an expected “ownership change”, an “Ownership Change Determination”). If the Company delivers an Ownership Change Determination to the Investor, such Investor may not complete the proposed acquisition; provided, however, that if the Company does not deliver an Ownership Change Determination to the Investor within 15 days after delivery to the Company of the Share Acquisition Notice, such Investor may complete the proposed acquisition within 45 days of delivery of the Share Acquisition Notice; or

(b) bring any action or otherwise act to contest the validity of this Section 5.2 (provided that neither the Investor nor any of its Standstill Affiliates shall be restricted from contesting the applicability of this Section 5.2 to the Investor or any of its Standstill Affiliates under any particular circumstance) or seek a release of the restrictions contained herein, or make a request to amend or waive any provision of this Section 5.2;

provided, nothing in this Section 5.2 shall prevent the Investor or its Standstill Affiliates from (i) voting any Voting Securities then Beneficially Owned by the Investor or its Standstill Affiliates in any manner or (ii) having private conversations with members of management or the Board of Directors regarding the policies, affairs or strategy of the Company or any Company Subsidiary.

For purposes of this Agreement, “Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors (including, for the avoidance of doubt, Common Stock).

Notwithstanding the foregoing, the parties hereto agree that nothing in this Section 5.2 shall apply to any portfolio company with respect to which the Investor is not the party exercising control over the decision to purchase Voting Securities or to vote such Voting Securities; provided, that the Investor does not provide to such entity any nonpublic information concerning the Company or any Company Subsidiary and such portfolio company is not acting at the request or direction of or in coordination with the Investor; and provided, further, that ownership of such shares is not attributed to the Investor under the BHC Act and the rules and regulations promulgated thereunder or any written interpretation of the foregoing by the staff of the Federal Reserve that has not been rescinded or, solely with respect to the applicability of Section 5.2(a), under Section 382 of the Code.

Notwithstanding the foregoing restrictions, if, at any time, (i) there occurs a Change in Control or (ii) any person (other than an Investor or any of its Standstill Affiliates) shall have commenced and not withdrawn a bona fide public tender or exchange offer which if consummated would result in a Change in Control (as defined below), then the limitations set forth in this Section 5.2 (other than in Section 5.2(a)) shall not be applicable to the Investor for so long as the conditions described in this paragraph continue.

For purposes of this Agreement,

“Change in Control” means, with respect to the Company, the occurrence of any one of the following events:

(1) any person is or becomes a Beneficial Owner (other than the Investor and its Affiliates), directly or indirectly, of 50% or more of the aggregate number of the Voting Securities; provided, however, that the event described in this clause (1) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (i) by the Company or any of its Subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under 401(k) of the Code) do not exceed 50% of the then outstanding Voting Securities, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) pursuant to a Non-Qualifying Transaction (as defined below);

(2) the event described in clause (1) above in this definition of “Change in Control” (substituting all references to “50%” in such clause with “24.9%” but excluding Lead Investor and Major Investor), and in connection with such event, individuals who, on the date of this Agreement, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors; provided, that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the relevant party in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (except that no individuals who were not directors at the time any agreement or understanding with respect to any Business Combination or contested election is reached shall be treated as Incumbent Directors for the purposes of clause (3) below with respect to such Business Combination or this paragraph in the case of a contested election); provided, further, that the Board Representative and any board representative elected or nominated to the Board of Directors pursuant to the terms of any Other Securities Purchase Agreement shall be treated at all times as an Incumbent Director;

(3) the consummation of a merger, consolidation, statutory share exchange, or similar transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) above will be deemed a “Non-Qualifying Transaction”);

(4) the shareholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

(5) the Company has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (1) through (4) of this definition above.

5.3 Compliance with Laws. Notwithstanding any other provision of this Article V, the Investor covenants that the Securities will be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. In connection with any transfer of the Purchased Shares other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 promulgated under the Securities Act (provided that the transferor provides the Company with reasonable assurances (in the form of a customary seller representation letter and, if applicable a customary broker representation letter) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Company’s transfer agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Company’s transfer agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and such transfer agent, to the effect that such transfer does not require registration of such Securities under the Securities Act. As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and, except as otherwise set forth in this Agreement, shall have the rights of the Investor under this Agreement with respect to such transferred Securities.

5.4 Legend.

(a) The Investor agrees that all certificates or other instruments representing the Securities (which, for purposes of this Section 5.4, shall include the Purchased Shares, as well as any shares of Common Stock issuable upon conversion of the Series B Preferred Stock) will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b) The legend set forth in Section 5.4(a) above shall be removed and the Company shall issue to the Investor a certificate without such legend or any other legend, or by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (i) such Securities are registered for resale under the Securities Act (provided that, if the Investor is selling pursuant to an effective registration statement filed by the Company in accordance with Section 5.7 hereof, the Investor agrees to sell such shares only during such time that such registration statement is effective and not withdrawn or suspended, and only as permitted by such registration statement), (ii) such Securities are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (i) the effective date of the Shelf Registration Statement (as defined in Section 5.7) (the “Effective Date”) or (ii) Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Securities and without volume or manner-of-sale restrictions, the Company shall deliver to its transfer agent irrevocable instructions that such transfer agent shall reissue a certificate representing the applicable Securities without legend upon receipt by such transfer agent of the legended certificates for such Securities. Any fees (with respect to the transfer agent or otherwise) associated with the removal of such legend shall be borne by the Company. Following the Effective Date, or at such earlier time as a legend is no longer required for any Securities, the Company will no later than three trading days following the delivery by an Investor to the Company or its transfer agent (with notice to the Company) of a legended certificate representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to effect the reissuance and/or transfer) and a representation letter to the extent required by Section 5.3 (such third trading day, the “Legend Removal Date”), deliver or cause to be delivered to such Investor a certificate representing such Securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section. Certificates for Securities subject to legend removal hereunder may be transmitted by the transfer agent to the Investor by crediting the account of the Investor’s prime broker with DTC as directed by the Investor.

(c) If the Company shall fail for any reason or for no reason to issue to the Investor unlegended certificates by the Legend Removal Date, then, in addition to all other remedies available to the Investor, if on or after the trading day immediately following such three trading day period, the Investor purchases, or a broker (a “Buy-In Broker”) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of such sale in lieu of shares of Common Stock the Investor anticipated receiving from the Company without any restrictive legend (a “Buy-In”), then the Company shall, within three business days after the Investor’s request, honor its obligation to deliver to such Investor a certificate or certificates without restrictive legends representing such shares of Common Stock and pay cash to the Investor in an amount equal to the excess (if any) of the Investor’s or Buy-In Broker’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased over the product of (i) such number of shares of Common Stock, times (ii) the closing bid price on the Legend Removal Date.

5.5 Certain Transactions.

(a) Prior to the Closing, notwithstanding anything in this Agreement to the contrary, the Company shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a Change in Control unless such third party shall have provided prior assurance in writing to the Company (in a form that is reasonably satisfactory to the Company) that the terms of this Agreement shall be fully performed (i) by the Company or (ii) by such third party if it is the successor of the Company or if the Company is its direct or indirect subsidiary, and the Company agrees to promptly provide copies of such assurances to the Investor. For the avoidance of doubt, it is understood and agreed that, (i) in the event that a Change in Control occurs on or prior to the Closing, the Investor shall maintain the right under this Agreement to acquire, pursuant to the terms and conditions of this Agreement, the Securities (or such other securities or property (including cash) into which the Securities may have become exchangeable as a result of such Change in Control), as if the Closing had occurred immediately prior to such Change in Control, and (ii) nothing in this Section 5.5(a) is intended to or shall limit in any way the Investor closing conditions contained in Section 1.2(b).

(b) In the event that, at or prior to Closing, (1) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction, or (2) the Company fixes a record date that is at or prior to the applicable Closing Date for the payment of any non-stock dividend or distribution on the Common Stock, then the number of shares of Common Stock and Series B Preferred Stock to be issued to the Investor at the Closing under this Agreement, together with the applicable implied per share price of the shares of Common Stock and Series B Preferred Stock to be issued to Investor at the Closing under this Agreement, shall be equitably substituted with shares of other stock or securities or property (including cash), in each case, to provide Investor with substantially the same economic benefit from this Agreement as the Investor had prior to the applicable transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall the Purchase Price or any component thereof, or the aggregate percentage of shares to be purchased by the Investor or any other person, be changed by the foregoing.

(c) Notwithstanding anything in the foregoing, the provisions of Section 5.5(b) shall not be triggered by the transactions contemplated by the Transaction Documents.

5.6 Indemnity.

(a) The Company agrees to indemnify and hold harmless the Investor and its Affiliates and each of their respective officers, directors, direct or indirect partners or members, employees and agents, and each person who controls the Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any breach of the Company’s representations or warranties contained in this Agreement, (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any legal, administrative or other proceedings instituted by any Governmental Entity, shareholder of the Company or any other person (other than the Investor and its Affiliates and the Company and the Company Subsidiaries) arising out of the transactions contemplated by this Agreement and the terms of the Securities (other than any Losses to the extent attributable to the Investor’s breach of any of the representations, warranties, agreements or covenants in this Agreement, or the acts, errors or omissions on the part of an Indemnified Party (as defined in Section 5.6(c)) other than acts or omissions contemplated by this Agreement).

(b) For purposes of the indemnity contained in Section 5.6(a)(1), all qualifications and limitations set forth in the Company’s representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import shall be disregarded in determining whether there shall have been any breach of any representations and warranties in this Agreement; provided, however, that the foregoing shall not apply to the fourth sentence of Section 2.2(g)(1), the first and second sentence of Section 2.2(g)(2), the second sentence of Section 2.2(h), Section 2.2(j), clauses (1) through (11) of Section 2.2(k), Section 2.2(m)(2), Section 2.2(n)(7), Section 2.2(p)(1) and Section 2.2(aa).

(c) A person entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.6 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim to the extent known by the Indemnified Party. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at the cost and expense of the Indemnifying Party counsel and conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Parties. If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise (A) includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding, (B) provides solely for the payment of money damages and not any injunctive or equitable relief or criminal penalties and (C) does not create any financial or other obligation on the part of an Indemnified Party which would not be indemnified in full by the Indemnifying Party.

(d) The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 5.6(a)(1), (i) with respect to any claim for indemnification if the amount of Losses with respect to such claim are less than $25,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (ii) unless and until the aggregate amount of all Losses incurred with respect to all claims (including De Minimis Claims) pursuant to Section 5.6(a)(1) exceed 1% of the Purchase Price (the “Threshold Amount”), in which event the Company shall be responsible for the total amount of such Losses incurred without regard to the Threshold Amount.

(e) The indemnity provided for in this Section 5.6 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any breach of any of the representations, warranties, covenants or agreements contained in this Agreement; provided that nothing herein shall limit in any way any such parties’ remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. The indemnification rights contained in this Section 5.6 are not limited or deemed waived by any investigation or knowledge by the Indemnified Party prior to or after the date hereof. With respect to payment of any Losses for which the Company is liable to the Investor, the Company shall have the option, subject to Section 5.2 and Section 5.9(b), to make payment to the Investor for such Losses in cash or in shares of Common Stock and/or Series B Preferred Stock using a mutually agreed upon per share price to determine the number of shares of Common Stock and/or Series B Preferred Stock to be issued to the Investor.

(f) Any indemnification payments pursuant to this Section 5.6 shall be treated as an adjustment to the Purchase Price for the Purchased Shares for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

(g) No investigation by the Investor, whether prior to or after the date of this Agreement, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

5.7 Registration Rights.

(a) Registration.

(1) (A) Subject to the terms and conditions of this Agreement, the Company covenants and agrees that as promptly as practicable after the date of this Agreement (and in any event no later than the applicable Registration Deadline (as defined in Section 5.7(k)(6)), the

Company shall have prepared and filed with the SEC one or more Shelf Registration Statements (as defined in Section 5.7(a)(2)) covering the resale of all Registrable Securities (or, if permitted by the rules of the SEC, otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities), and, to the extent a Shelf Registration Statement has not theretofore been declared effective, the Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to be declared or become effective not later than the Effectiveness Deadline (as defined in Section 5.7(k)(1)) and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of the Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by re-filing such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires) (the “Effectiveness Period”).

(B) Notwithstanding the registration obligations set forth in Section 5.7(a)(1)(A), in the event that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders (as defined in Section 5.7(k)(2)) thereof and use its commercially reasonable efforts to file amendments to the initial Shelf Registration Statement as required by the SEC and/or (ii) withdraw the initial Shelf Registration Statement and file a new Shelf Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Shelf Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with SEC Guidance (as defined in Section 5.7(k)(10)), including Compliance and Disclosure Interpretation 612.09.

(C) Notwithstanding any other provision of this Agreement and subject to the payment of Liquidated Damages (as defined in Section 5.7(m)) pursuant to Section 5.7(m), if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other securities permitted to be registered on a particular Shelf Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or securities to be registered on such Shelf Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the securities to be included by any person other than a Holder; second, the Company shall reduce or eliminate any securities to be included by any Affiliate (which shall not include Investor or its Affiliates) of the Company; and third, the Company shall reduce the number of Registrable Securities to be included by all Holders on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders, subject to a determination by the SEC that certain Holders must be reduced before other Holders based on the number of Registrable Securities held by such Holders. In the event the Company amends the initial Shelf Registration Statement or files a new Shelf Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Shelf Registration Statement, as amended, or the new Shelf Registration Statement. No Holder shall be named as an “underwriter” in any Registration Statement without such Holder’s prior written consent.

(2) Any registration pursuant to this Section 5.7(a) shall be effected by means of a shelf registration under the Securities Act on Form S-1 (or, if the Company is then eligible, on Form S-3) (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If the Investor or any other Holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 5.7(c); provided, that the Company shall not be required to facilitate an underwritten offering of Registrable Securities unless the expected gross proceeds from such offering exceed $1,000,000. The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed and be reasonably acceptable to the Company.

(3) The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement) or an underwritten offering pursuant to this Section 5.7(a): (i) with respect to securities that are not Registrable Securities; (ii) during any Scheduled Black-out Period (as defined in Section 5.7(k)(9)); or (iii) if the Company has notified the Investor and all other Holders that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company or its security holders for such registration or underwritten offering to be effected at such time, in which event the Company shall have the right to defer such registration or underwritten offering for a period of not more than 45 days after receipt of the request of the Investor or any other Holder; provided that such right to delay a registration or underwritten offering shall be exercised by the Company (A) only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against all holders of similar securities that have registration rights, (B) not more than once in any 12-month period and (C) so long as the total number of days of any delays hereunder and the total number of days of any suspension under Section 5.7(d) do not exceed, in the aggregate, 60 days in any 12-month period. The Company shall provide the Investor written notice of any Scheduled Black-out Period, if applicable to such Investor, no later than seven business days prior to the commencement of such Scheduled Black-out Period.

(4) After the Closing Date, whenever the Company proposes to register any of its equity securities, other than a registration pursuant to Section 5.7(a)(1), a Special Registration or securities registered pursuant to Section 5.17 hereof, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Investor and all other Holders of its intention to effect such a registration (but in no event less than 15 days prior to the anticipated filing date) and (subject to clause (6) below) will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 5.7(a)(4) prior to the effectiveness of such registration, whether or not the Investor or any other Holders have elected to include Registrable Securities in such registration. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or Company Subsidiaries or in connection with dividend reinvestment plans.

(5) If the registration referred to in Section 5.7(a)(4) is proposed to be underwritten, the Company will so advise the Investor and all other Holders as a part of the written notice given pursuant to Section 5.7(a)(4). In such event, the right of the Investor and all other Holders to registration pursuant to this Section 5.7(a) will be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Investor.

(6) Except for certain registration rights granted to the U.S. Treasury in connection with the Treasury’s investment in the Company under the CPP, the Company represents and warrants that it has not granted to any holder of its securities and agrees that it shall not grant “piggyback” registration rights to one or more third parties to include their securities in the Shelf Registration Statement or in an underwritten offering under the Shelf Registration Statement pursuant to Section 5.7(a)(2). If a Piggyback Registration under Section 5.9(a)(4) relates to an underwritten primary offering on behalf of the Company, and in either case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, in the case of a Piggyback Registration under Section 5.7(a)(4), the securities the Company proposes to sell, (ii) second, Registrable Securities of the Investor and all other Holders who have requested registration of Registrable Securities pursuant to Section 5.7(a)(2) or 5.7(a)(4), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(7) In the event that Form S-3 is not available for the registration of the resale of Registrable Securities under Section 5.7(a)(1), the Company shall (i) register the resale of the Registrable Securities on another appropriate form, including Form S-1 and (ii) undertake to register the Registrable Securities on Form S-3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Shelf Registration Statement then in effect until such time as a Shelf Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(b) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. Without limiting the foregoing, the Company shall bear its internal expenses (including all salaries and expenses of their officers and employees performing legal, accounting or other duties) and expenses of any person, including special experts, retained by the Company. The Company shall also reimburse the Investor for the reasonable fees and disbursements of Holders’ Counsel in an amount not to exceed $27,500 per registration. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

(c) Obligations of the Company. The Company shall use its commercially reasonable efforts, for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) if it becomes eligible for such status in the future (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(1) By 9:30 a.m., New York City time on the first business day after the Effective Date of a Shelf Registration Statement, file a final prospectus with the SEC as required by Rule 424(b) under the Securities Act.

(2) Provide to each Holder a copy of any disclosure regarding the plan of distribution or the selling Holder, in each case, with respect to such Holder, at least three (3) business days in advance of any filing with the SEC of any Shelf Registration Statement or any amendment or supplement thereto that amends such information.

(3) Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective Shelf Registration Statement, subject to this Section 5.7(c), and keep such Shelf Registration Statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities.

(4) Prepare and file with the SEC such amendments and supplements to the applicable Shelf Registration Statement and the prospectus or prospectus supplement used in connection with such Shelf Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Shelf Registration Statement.

(5) Furnish to the Holders and any underwriters such number of copies of the applicable Shelf Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(6) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(7) Notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall not contain any material non-public information).

(8) Within one business day after such event, give written notice to the Holders (which notice shall not contain any material non-public information):

(i) when any Shelf Registration Statement filed pursuant to Section 5.7(a) or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such Shelf Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to any Shelf Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Shelf Registration Statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or, to the knowledge of the Company, threatening of any proceeding for such purpose;

(v) of the happening of any event that requires the Company to make changes in any effective Shelf Registration Statement or the prospectus related to such Shelf Registration Statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(vi) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 5.7(c)(12) cease to be true and correct.

(9) Use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Shelf Registration Statement referred to in Section 5.7(c)(8)(iii) at the earliest practicable time.

(10) Upon the occurrence of any event contemplated by Section 5.7(c)(7) or 5.7(c)(8)(v), promptly prepare a post-effective amendment to such Shelf Registration Statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(11) Use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(12) If an underwritten offering is requested pursuant to Section 5.7(a)(2), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities (including making members of management and executives of the Company available to participate in “road shows,” similar sales events and other marketing activities), and in connection therewith in any underwritten offering (i) make such representations and warranties to the Holders that are selling shareholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) obtain “comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

(13) Make available for inspection by a representative of Holders that are selling shareholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested (and of the type customarily provided in connection with due diligence conducted in connection with a registered public offering of securities) by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement.

(14) With respect to Registrable Securities that are shares of Common Stock, cause all such Registrable Securities to be listed on each securities exchange on which the Company’s Common Stock is then listed.

(15) If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(16) Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(d) Suspension of Sales. During any Scheduled Black-out Period and upon receipt of written notice from the Company that a Shelf Registration Statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or that circumstances exist that make inadvisable use of such Shelf Registration Statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Scheduled Black-out Period or until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. Excluding Scheduled Black-out Periods, the total number of days of any delays under Section 5.7(a)(3) and the total number of days of any suspensions under this Section 5.7(d) shall not exceed, in the aggregate, 60 days in any 12-month period (an “Allowable Suspension Period”).

(e) Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder shall not be available unless such securities are Registrable Securities.

(f) Free Writing Prospectuses; Furnishing Information.

(1) The Investor shall not use any “free writing prospectus” (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(2) It shall be a condition precedent to the obligations of the Company with respect to the Investor and/or the selling Holders to take any action pursuant to Sections 5.7(a) or 5.7(c) that the Investor and/or the selling Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.

(g) Indemnification.

(1) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each person, if any, that controls a Holder within the meaning of the Securities Act (each, a “Holder Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of, material fact contained in any Shelf Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any “free writing prospectus” (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements in any Shelf Registration Statement or any amendments thereto not misleading or the statements in any preliminary prospectus or final prospectus contained therein or any supplements thereto, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Holder Indemnitee in any such case to the extent that any such Loss arises out of or is based upon (i) an untrue statement or omission of material fact made in such Shelf Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any “free writing prospectus” (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder Indemnitee (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Holder Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Holder Indemnitee expressly for use in connection with such Shelf Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf such Holder Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.

(2) In connection with any registration statement in which the Investor (or a Holder who assumes the obligations of the Investor in accordance with Section 5.7(h) is participating, the Investor (or such Holder) agrees to indemnify the Company and its officers, directors, employees, agents, representatives and Affiliates (each, a “Company Indemnitee”), against any and all Losses, joint or several, arising out of or based upon (i) an untrue statement or omission of a material fact made in any Shelf Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by the Investor or such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding the Investor or such Holder or its plan of distribution or ownership interests which was furnished in writing to the Company by the Investor or such Holder expressly for use in connection with such Shelf Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf of the Investor or such Holder “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company; provided that the obligation to indemnify shall be individual, not joint and several, for the Investor and each such Holder and shall be limited to the net amount of proceeds received by the Investor or such Holder from the sale of Registrable Securities pursuant to such Shelf Registration Statement.

(3) If the indemnification provided for in Section 5.7(g)(1) or 5.7(g)(2) is unavailable to a Holder Indemnitee or Company Indemnitee (each, an “Indemnitee”), respectively, with respect to any Losses or is insufficient to hold the Indemnitee harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the indemnifying party, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 5.7(g)(3) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 5.7(g)(1) and 5.7(g)(2). Notwithstanding the provisions of this Section 5.7(g), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of Registrable Securities exceeds the amount of any damages that such Holder has otherwise been required to pay to a Company Indemnitee by reason of such omission or alleged omission or untrue or allegedly untrue statement. No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the indemnifying party if the indemnifying party was not guilty of such fraudulent misrepresentation.

(4) The indemnity and contribution agreements contained in this Section 5.7(g) are in addition to any liability that the Company may have to the Indemnitees and are not in diminution or limitation of the indemnification provisions under Section 5.6 of this Agreement.

(h) Assignment of Registration Rights. The rights of the Investor to registration of Registrable Securities pursuant to Section 5.7(a) may be assigned by the Investor to a transferee or assignee of Registrable Securities to which (i) there is transferred to such transferee no less than the lesser of (A) $1.0 million in Registrable Securities and (B) all Registrable Securities held by the Investor, and (ii) such transfer or assignment is permitted under the terms hereof, including Section 6.8; provided, however, that the transferee shall have agreed in writing for the benefit of the Company to be bound by all of the obligations of the Investor under Section 5.7 of this Agreement with respect to the transferred or assigned Registrable Securities, and provided further, that the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being transferred or assigned.

(i) Holdback. With respect to any underwritten offering of Registrable Securities by the Investor or other Holders pursuant to Section 5.7, the Company agrees not to effect (other than in connection with the Rights Offering, pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Shelf Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 60 days following the effective date of such offering or such longer period up to 90 days as may be requested by the managing underwriter. The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter.

(j) Rule 144; Rule 144A Reporting. With a view to making available to the Investor and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable best efforts to:

(1) make and keep adequate and current public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(2) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act, and if at any time the Company is not required to file such reports, make available, upon the request of any Holder, such information necessary to permit sales pursuant to Rule 144A (including the information required by Rule 144A(d)(4) and the Securities Act);

(3) so long as the Investor or a Holder owns any Registrable Securities, furnish to the Investor or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(4) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.

(k) As used in this Section 5.7, the following terms shall have the following respective meanings:

(1) “Effectiveness Deadline” means, with respect to the Shelf Registration Statement required to be filed pursuant to Section 5.7(a), the earlier of (i) the 75th calendar day following the Closing Date and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review; provided, in any case that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business.

(2) “Holder” means the Investor and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 5.7(h) hereof.

(3) “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(4) “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a Shelf Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Shelf Registration Statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Shelf Registration Statement pursuant to Rule 415 under the Securities Act.

(5) “Registrable Securities” means (A) all Securities acquired by the Investor hereunder and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities will not be Registrable Securities when (i) they are sold pursuant to an effective Shelf Registration Statement under the Securities Act, (ii) they shall have ceased to be outstanding; (iii) with respect to any transferee of the Registrable Securities who is not an Affiliate of the Investor or a Holder, they shall be freely transferrable pursuant to Rule 144 under the Securities Act in the hand of such transferee without any volume, holding period or other limitations (including no requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable); or (iv) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one Shelf Registration Statement at one time.

(6) “Registration Deadline” means, with respect to the Shelf Registration Statement required to be filed pursuant to Section 5.7(a), 15 days after the Closing Date.

(7) “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 5.7, including all registration, filing and listing fees (including filings made with the Financial Industry Regulatory Authority), printing expenses (including printing of prospectuses and certificates for the Registrable Securities), the Company’s expenses for messenger and delivery services and telephone, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred by the Company in connection with any “road show,” and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include the compensation of regular employees of the Company, which shall be paid in any event by the Company, or Selling Expenses (other than those borne by a party other than the Company pursuant to this Agreement).

(8) “Rule 144,” “Rule 144A,” “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(9) “Scheduled Black-out Period” means the period from and including the last day of a fiscal quarter of the Company to and including the business day after the day on which the Company publicly releases its earnings for such fiscal quarter.

(10) “SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff and (ii) the Securities Act.

(11) “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses), other than up to $27,500 of fees and disbursements of Holders’ Counsel, which shall be reimbursed by the Company pursuant to Section 5.7(b).

(l) At any time, any holder of Securities (including any Holder) may elect to forfeit its rights, in whole or in part, set forth in this Section 5.7 from that date forward; provided, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 5.7 with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 5.7(l), any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities pursuant to Section 5.7(a)(2) or Section 5.7(a)(4) prior to the date of such Holder’s forfeiture.

(m) If: (1) a Shelf Registration Statement is not filed with the SEC on or prior to its applicable Registration Deadline, or (2) a Shelf Registration Statement or any new Shelf Registration Statement required under Section 5.7(a)(1) is not declared effective by the SEC (or otherwise does not become effective) for any reason on or prior to its applicable Effectiveness Deadline, (3) after its Effective Date, (A) such Shelf Registration Statement ceases for any reason (including by reason of a stop order, or the Company’s failure to update the Shelf Registration Statement), to remain continuously effective as to all Registrable Securities for which it is required to be effective or (B) the Holders are not permitted to utilize the Prospectus therein to resell such Registrable Securities (in each case of (A) and (B), other than during an Allowable Suspension Period), (4) a suspension period exceeds the length of an Allowable Suspension Period, or (5) after the date six months following the Closing Date, and only in the event a Shelf Registration Statement is not effective or available to sell all Registrable Securities, the Company fails to file with the SEC any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as a result of which the Holders who are not affiliates are unable to sell Registrable Securities without restriction under Rule 144 (any such failure or breach in clauses (1) through (5) above being referred to as an “Event”, and, for purposes of clauses (1), (2), (3) or (5) the date on which such Event occurs, or for purposes of clause (4) the date on which such Allowable Suspension Period is exceeded, being referred to as an “Event Date” for purposes of this Section 5.7(m)), then in addition to any other rights the Investor or any other Holder may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to the Investor and each other Holder an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to 1.0% of the purchase price paid (in cash or by conversion) for any Registrable Securities held by the Investor or such other Holder on the Event Date. The parties hereto agree that notwithstanding anything to the contrary in this Agreement, no Liquidated Damages shall be payable to the Investor if as of the relevant Event Date (i) the Registrable Securities may be sold by the Investor without volume or manner of sale restrictions under Rule 144 under the Securities Act and (ii) the Company is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as reasonably determined by counsel to the Company. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event Date. With respect to a Holder, the Effectiveness Deadline for a Shelf Registration Statement shall be extended without default or Liquidated Damages hereunder in the event that the Company’s failure to obtain the effectiveness of the Shelf Registration Statement on a timely basis results from the failure of such Holder to timely provide the Company with information requested by the Company and necessary to complete the Shelf Registration Statement in accordance with the requirements of the Securities Act (in which case the Effectiveness Deadline would be extended with respect to Registrable Securities held by such Holder only).

5.8 Anti-Takeover Matters. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement, the Company and the Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by this Agreement and the other Transaction Documents may be consummated, as promptly as practicable, on the terms contemplated by this Agreement and the other Transaction Documents, as the case may be, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreement and the other Transaction Documents.

5.9 Additional Regulatory Matters.

(a) Each of the Company and the Investor agrees to cooperate and use its reasonable best efforts to ensure that neither the Investor nor any of the Investor’s Affiliates will become, or control, a “bank holding company” within the meaning of the BHC Act and the Change of Bank Control Act of 1978, as amended (the “CBCA”).

(b) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall take any action (including (i) any redemption, repurchase, or recapitalization of Common Stock or Series B Preferred Stock, or securities or rights, options or warrants to purchase Common Stock or Series B Preferred Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock or Series B Preferred Stock in each case, where the Investor is not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investor’s pro rata proportion, and (ii) prior to the conversion of the Series B Preferred Stock, any action that would cause an adjustment to the conversion prices of the Series B Preferred Stock pursuant to the terms of the Preferred Stock Articles of Amendment), that would reasonably be expected to pose a substantial risk that (1) the Investor’s equity of the Company (together with equity of the Company owned by the Investor’s Affiliates (as such term is used under the BHC Act)) would exceed 33.3% of the Company’s total equity or (2) the Investor’s ownership of any class of Voting Securities of the Company (together with the ownership by Investor’s Affiliates (as such term is used under the BHC Act) of Voting Securities of the Company) would exceed 9.9% of such class, in each case without the prior written consent of Investor or such person, or to increase to an amount that would constitute “control” under the BHC Act, the CBCA or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause Investor to “control” the Company under and for purposes of the BHC Act, the CBCA or any rules or regulations promulgated thereunder (or any successor provisions). In the event either the Company or the Investor breaches its obligations under this Section 5.9(b) or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

(c) Notwithstanding anything in this Agreement, in no event will the Investor or any of its Affiliates be obligated to:

(1) Without limiting clause (2) below, (A) propose or accept any divestiture of any of the Investor’s or any of its Affiliates’ assets, or (B) accept any operational restriction on the Investor’s or any of its Affiliates’ business, or agree to take any action that limits the Investor’s or its Affiliates’ commercial practices in any way (except as they relate to the Company and the Company Subsidiaries) including by requiring the modification of governance, fee or carried interest arrangements with respect to, or otherwise by imposing any capital or other requirements on, the Investor or any of its Affiliates, (C) agree to provide capital to, or otherwise maintain or contribute, directly or indirectly, to the capital of, the Company or any Company Subsidiary (including the Bank) other than the payment of the Purchase Price pursuant to this Agreement, or (D) register as a bank holding company, in each case in order to obtain any consent, acceptance or approval of any Governmental Entity to consummate the transactions contemplated by this Agreement and the other Transaction Documents; or

(2) Propose or agree to accept any term or condition or otherwise modify the terms of this Agreement, including, for the avoidance of doubt, the terms or the amount of the Purchased Shares to be delivered by the Company under this Agreement, to obtain any consent, acceptance, approval of any Governmental Entity to the consummation of the transactions contemplated by this Agreement if such term, condition, modification or confirmation would (A) materially adversely affect (with respect to the Investor or its Affiliates) any material term of the transactions contemplated by this Agreement, or (B) reasonably be expected to adversely affect (with respect to the Investor or its Affiliates) any material financial term of the transactions contemplated by this Agreement or the anticipated benefits to the Investor and its Affiliates hereunder.

(d) So long as the Investor holds any Securities, the Company will not, without the consent of the Investor, take any action, directly or indirectly through its subsidiaries or otherwise, that the Board of Directors believes in good faith would reasonably be expected to cause the Investor to be subject to transfer restrictions or other covenants of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions as in effect at the time of taking such action.

5.10 Governance Matters.

(a) At Closing, the Company will promptly cause the Board Representative to be elected or appointed to the Board of Directors, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company, and in the case of the Bank Board, shall cause the Board Representative to be elected or appointed, as the case may be, subject to all legal and corporate governance requirements regarding service and election or appointment as a director of the Company, and to the approval of the Company’s Nominating and Corporate Governance Committee (the “Governance Committee”) (such approval not to be unreasonably withheld or delayed), to the Board of Directors, as well as the board of directors of the Bank (the “Bank Board”) for as long as the Investor, together with its Affiliates, has a Qualifying Ownership Interest. So long as the Investor, together with its Affiliates, has a Qualifying Ownership Interest, the Company will recommend to its shareholders the election of the Board Representative to the Board of Directors at the Company’s annual meeting of shareholders, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the approval of the Governance Committee (such approval not to be unreasonably withheld or delayed). If the Investor no longer has a Qualifying Ownership Interest, the Investor will have no further rights under Sections 5.10(a) through 5.10(c) and, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representative to resign from the Board of Directors and the Bank Board as promptly as possible thereafter. The Investor shall promptly inform the Company if and when it ceases to hold a Qualifying Ownership Interest in the Company.

(b) The Board Representative shall, subject to applicable law, be one of the Company’s and the Governance Committee’s nominees to serve on the Board of Directors. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board of Directors. At the option of the Board Representative, the Board of Directors shall cause such Board Representative to be appointed to the Compensation Committee of the Board of Directors, and any equivalent committee of the Bank, so long as the Board Representative qualifies to serve on such committees under the Company’s or the Bank’s committee charters currently in effect, as applicable, and applicable rules of any exchange on which the Common Stock is then listed, and such service is consistent with commitments that the Investor has provided to the Federal Reserve in connection with the Transaction and would not result in the Investor being deemed in control of the Company for purposes of the BHC Act. The Company shall ensure, and shall cause the Bank to ensure, that the Compensation Committee of the Board of Directors and any equivalent committee of the Bank shall have at least four members for so long as the Investor shall have the right to appoint a Board Representative. The Investor covenants and agrees to hold any information obtained from its Board Representative in confidence pursuant to the confidentiality and non-disclosure provisions of Section 3.3(b) above.

(c) Subject to Section 5.10(a), upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of Directors or the Bank Board of the Board Representative, the Investor shall have the right to designate the replacement for such Board Representative, which replacement shall satisfy all legal and governance requirements regarding service as a director of the Company, and shall be reasonably acceptable to the Company. The Board of Directors and the Bank Board shall use their respective commercially reasonable efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being one of the Company’s and the Governance Committee’s nominees to serve on the Board of Directors and the Bank Board, using all reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors, as the case may be).

(d) The Company hereby agrees that, from and after the Closing Date, for so long as the Investor and its Affiliates in the aggregate have a Qualifying Ownership Interest, and do not have a Board Representative currently serving on the Board of Directors and the Bank Board (or have a Board Representative whose appointment is subject to receipt of regulatory approvals), the Company shall, subject to applicable law, invite a person designated by the Investor and reasonably acceptable to the Company (the “Observer”) to attend meetings of the Board of Directors and the Bank Board (including any meetings of committees thereof on which the Board Representative would serve as contemplated by Section 5.10(b)) in a nonvoting observer capacity.The Observer shall be entitled to attend such meetings only in the event the Investor does not have a Board Representative on the Board of Directors and the Bank Board. The Observer shall not have any right to vote on any matter presented to the Board of Directors or the Bank Board or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board of Directors and the Bank Board at the same time and in the same manner as the members of the Board of Directors or the Bank Board (as the case may be), shall provide the Observer with all written materials and other information given to members of the Board of Directors or the Bank Board (as the case may be) at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any confidential supervisory information) and shall permit the Observer to attend as an observer at all meetings thereof, and in the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents; provided, however, that (1) the Observer may be excluded from executive sessions comprised solely of independent directors by the Chairman of the Board (or, if applicable, the lead or presiding independent director) if, in the written advice of counsel, such exclusion is necessary in order for the Company to comply with applicable law, regulation or stock exchange listing standards (it being understood that it is not expected that the Observer would be excluded from routine executive sessions), (2) the Company, the Board of Directors, the Bank and the Bank Board shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (A) necessary to protect the attorney-client privilege between such party and counsel or (B) necessary to avoid a violation of fiduciary requirements under applicable law and (3) the Investor shall cause its Observer to agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to such Observer. The Investor covenants and agrees to hold all information obtained from its Observer as provided in the prior sentence in confidence pursuant to the confidentiality and non-disclosure provisions of Section 3.3(b) above. If the Investor and its Affiliates in the aggregate no longer have a Qualifying Ownership Interest, the Investor will have no further rights under this Section 5.10(d).

(e) The Board Representative shall be entitled to compensation and indemnification in connection with his or her role as a director to the same extent as other directors on the Board of Directors or the Bank Board, and shall be entitled to reimbursement for reasonable documented, out-of-pocket expenses incurred in attending meetings of the Board of Directors and the Bank Board, or any committee thereof in accordance with Company policy. The Company shall notify the Board Representative or the Observer, as the case may be, of all regular meetings and special meetings of the Board of Directors or the Bank Board and of all regular and special meetings of any committee of the Board of Directors or the Bank Board. The Company shall provide the Board Representative or the Observer, as the case may be, with copies of all notices, minutes, consents and other material that it provides to all members of the Board of Directors or the Bank Board (as applicable) at the same time such materials are provided to the other members.

(f) For purposes of this Agreement, “Board Representative” means such person designated by the Investor to serve on the Board of Directors and the Bank Board in accordance with all legal and corporate governance requirements regarding service and election or appointment as a director of the Company, or any individual designated as a replacement Board Representative pursuant to Section 5.10(c) hereof.

5.11 Third-Party Loan Review Report. The Investor hereby acknowledges that (i) the third party loan review reports reviewed by the Investor in connection with its due diligence examination of the Company were prepared by the third-party firm named therein, (ii) the Investor relied solely on such reports for the information contained therein and (iii) the Investor did not rely on any other party, including the Company and the Placement Agent, in evaluating such information.

5.12 Gross-Up Rights.

(a) Sale of New Securities. For so long as the Investor, together with its Affiliates and, for purposes of this Section 5.12, persons who share a common discretionary investment advisor with the Investor, owns 2.0% or more of all of the outstanding shares of Common Stock (provided that, in making such calculation, (i) all shares of Common Stock into or for which shares of any securities owned by the Investor are directly or indirectly convertible or exercisable (which, for the avoidance of doubt, shall include those shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock), shall be included in the numerator, (ii) the shares described in clause (i) and all such shares owned by or attributed to Other Investors shall be included in the denominator, and (iii) all securities issued by the Company after the Closing Date other than in connection with an issuance in which the Investor (or a permitted assignee under Section 6.8) was offered the right to purchase its pro rata portion of such securities in accordance with this Section 5.12 shall be excluded from the denominator) (before giving effect to any issuances triggering provisions of this Section 5.12), if at any time after the date hereof the Company makes any public or nonpublic offering or sale of any equity (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity kicker”) (including any hybrid security) (any such security, a “New Security”) (other than (i) any Common Stock, Series B Preferred Stock or other securities issuable upon the exercise or conversion of any securities of the Company issued or agreed or contemplated (and disclosed to the Investor in writing) to be issued as of the date hereof; (ii) pursuant to the granting or exercise of employee stock options, restricted stock or other stock incentives pursuant to the Company’s stock incentive plans approved by the Board of Directors or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board of Directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case in the ordinary course of providing incentive compensation; (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction); (iv) issuance of Common Stock upon exercise of warrants outstanding as of the date hereof; (v) in connection with the Rights Offering (except to the extent that the Investor is a Legacy Shareholder (as defined in Section 5.17(a))); or (vi) in connection with the Rights Plan, then the Investor shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities. The amount of New Securities that the Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the total number of shares of Common Stock then held by the Investor (counting for such purposes all shares of Common Stock into or for which any securities owned by the Investor are directly or indirectly convertible or exercisable, including the Series B Preferred Stock), if any, and the denominator of which is the total number of shares of Common Stock then outstanding (counting for such purposes all shares of Common Stock into or for which any securities owned by the Investor are directly or indirectly convertible or exercisable, including the Series B Preferred Stock). Notwithstanding anything herein to the contrary, in no event shall the Investor have the right to purchase New Securities hereunder to the extent such purchase would result in such Investor, together with any other person whose Company securities would be aggregated with the Investor’s

Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Investor) would represent more than 9.9% of the Voting Securities or more than 33.3% of the Company’s total equity outstanding.

(b) Limitation on Voting Securities. Notwithstanding anything in this Section 5.12 to the contrary, upon the request of the Investor that the Investor not be issued Voting Securities in whole or in part upon the exercise of its rights to purchase New Securities, the Company shall cooperate with the Investor to modify the proposed issuance of New Securities to the Investor to provide for the issuance of Series B Preferred Stock or other non-voting securities in lieu of Voting Securities; provided, however, that to the extent, following such reasonable cooperation, such modification would cause any Other Investor to exceed its respective ownership limitation set forth in the applicable Other Securities Purchase Agreement, the Company shall, and shall only be obligated to, issue and sell to the Investor such number of Voting Securities and non-voting securities as will not cause any Other Investor to exceed its respective ownership limitation set forth in the applicable Other Securities Purchase Agreement and that the Investor has indicated it is willing to hold following consummation of such Offering (as defined in Section 5.12(c) below), and any remaining securities may be offered, sold or otherwise transferred to any other person or persons in accordance with Section 5.12(e).

(c) Notice. In the event the Company proposes to offer or sell New Securities (the “Offering”), it shall give the Investor written notice of its intention, describing the price (or range of prices), anticipated amount of New Securities, timing, and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public Offering or after the commencement of marketing with respect to a Rule 144A Offering or an Offering pursuant to Section 4(2) of the Securities Act or Regulation D promulgated thereunder. If the information contained in the notice constitutes material non-public information (as defined under the applicable securities laws), the Company shall deliver such notice only to the individuals identified (with respect to the Investor) in Section 6.7 hereof, and shall not communicate the information to anyone else acting on behalf of the Investor without the consent of one of the designated individuals. The Investor shall have ten business days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this Section 5.12 and as to the amount of New Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 5.12. Such notice shall constitute a nonbinding indication of interest of the Investor to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of the Investor to respond within such ten business day period shall be deemed to be a waiver of such Investor’s rights under this Section 5.12 only with respect to the Offering described in the applicable notice.

(d) Purchase Mechanism. If the Investor exercises its rights provided in this Section 5.12, the closing of the purchase of the New Securities in connection with the closing of the Offering with respect to which such right has been exercised shall take place within 30 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 180 days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or shareholder approvals). Notwithstanding anything to the contrary herein, the closing of the purchase of the New Securities by the Investors will occur no earlier than the closing of the Offering triggering the right being exercised by the Investor. Each of the Company and the Investor agrees to use its commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(e) Failure of Purchase. In the event the Investor fails to exercise its rights provided in this Section 5.12 within said ten business day period or, if so exercised, the Investor is unable to consummate such purchase within the time period specified in Section 5.12(d) above because of its failure to obtain any required regulatory or shareholder consent or approval, the Company shall thereafter be entitled (during the period of 60 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 90 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 5.12 by the Investor or which the Investor is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such New Securities than were specified in the Company’s notice to the Investor. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 60-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such New Securities to the Investor in the manner provided above.

(f) Expedited Issuance; Regulatory Directive. Notwithstanding the foregoing provisions of this Section 5.12, if a majority of the directors of the Board of Directors determines that the Company must issue equity or debt securities on an expedited basis, then the Company may consummate the proposed issuance or sale of such securities (“Expedited Issuance”) and then comply with the provisions of this Section 5.12 provided that (i) the purchaser(s) of such New Securities has consented in writing to the issuance of additional New Securities in accordance with the provisions of this Section 5.12, and (ii) the sale of any such additional New Securities under this Section 5.12(f) to the Investor and certain Other Investors signatory to Other Securities Purchase Agreements pursuant to this Section 5.12 and similar provisions in the Other Securities Purchase Agreements shall be consummated as promptly as is practicable but in any event no later than 90 days subsequent to the date on which the Company consummates the Expedited Issuance under this Section 5.12(f). Notwithstanding anything to the contrary herein, the provisions of this Section 5.12(f) (other than as provided in subclause (ii) of this Section 5.12(f)) shall not be applicable and the consent of the purchasers of such New Securities shall not be required in connection with any Expedited Issuance undertaken at the written direction of the applicable federal regulator of the Company or the Bank. Notwithstanding anything to the contrary in this Agreement, no rights of the Investor under this Agreement will be adversely affected solely as the result of the temporary dilution of its percentage ownership of Common Stock due to an Expedited Issuance under this Section 5.12(f); provided, however, that such rights may be adversely affected from and after such time, if any, that the Investor declines to purchase Common Stock offered to the Investor under this Section 5.12.

(g) Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(h) Cooperation. The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s rights under this Section 5.12, including to secure any required approvals or consents.

(i) No Assignment of Rights. The rights of an Investor described in this Section 5.12 shall be personal to Investor and the transfer, assignment and/or conveyance of said rights from Investor to any other person and/or entity, other than to an Affiliate of the Investor or a person that shares a common discretionary investment advisor with the Investor, but only if such transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement to the same extent as the Investor (with a copy thereof to be furnished to the Company (any such transferee shall be included in the term “Investor”)), is prohibited and shall be void and of no force or effect.

5.13 Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Investor pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

5.14 Securities Laws Disclosure; Publicity. By 9:00 a.m., New York City time, on the first business day after the date of this Agreement, the Company shall issue one or more press releases or Current Reports on Form 8-K (collectively, the “Press Release”) reasonably acceptable to the Investor disclosing all material terms of the transactions contemplated hereby and by the other Transaction Documents and any other material non-public information that the Company may have provided to the Investor at any time prior to the filing of the Press Release. On or before 9:00 a.m., New York City time, on the fourth trading day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the material terms of the Transaction Documents (and including as exhibits to such Current Report on Form 8-K the material Transaction Documents or forms thereof). If this Agreement terminates prior to Closing, by the end of the first business day following the date of such termination, the Company shall issue a press release disclosing such termination. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor or any Affiliate or investment adviser of the Investor, or include the name of the Investor or any Affiliate or investment adviser of the Investor in any press release or in any filing with the SEC (other than a registration statement) or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities laws in connection with (A) any registration statement contemplated by Section 5.7 and (B) the filing of final Transaction Documents with the SEC and (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under trading market regulations, in which case the Company shall provide the Investor with prior written notice of such disclosure permitted under this subclause (ii). Whenever any party determines, based upon the advice of such party’s counsel, that a public announcement or other disclosure is required by or advisable with respect to any applicable law or regulation, the parties shall discuss such disclosure with each other in good faith prior to the making of such public announcement or other disclosure.

5.15 No Additional Issuances. Between the date of this Agreement and the Closing Date, except for the issuance of shares of Common Stock issuable as of the date hereof as set forth in Section 2.2(c) of the Disclosure Schedule and the Securities being issued pursuant to this Agreement and the other Transaction Documents, the Company shall not issue and agree to issue any additional shares of Common Stock or other securities which provide the holder thereof the right to convert such securities into shares of Common Stock.

5.16 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock. The Company further acknowledges that its obligations under the Transaction Documents, including its obligation to issue the Securities pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Investor and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

5.17 Rights Offering.

(a) As promptly as practicable following the date of this Agreement, and subject to compliance with all applicable laws and regulations, including the Securities Act, the Company shall distribute to each holder of record of Common Stock as of the close of business on a day, as determined by the Company, preceding the Closing Date (each, a “Legacy Shareholder”) non-transferable rights (the “Rights”) to purchase from the Company a number of shares of Common Stock calculated pursuant to Section 5.17(b) at the Per Share Rights Purchase Price. The transactions described in this Section 5.17, including the purchase and sale of Common Stock upon the exercise of Rights, shall be referred to in this Agreement as the “Rights Offering.” The registration statement relating to the Rights Offering shall be filed by the later of (i) within 20 business days after the date of this Agreement or, (ii) if audited financial statements for the year ended December 31, 2012 are required to be included in the initial filing of the registration statement relating to the Rights Offering pursuant to Rule 3-12 of Regulation S-X of the SEC, three business days after such audited financial statements are first available. The Company shall use commercially reasonable efforts to cause the registration statement relating to the Rights Offering to be declared effective as promptly as practicable following the date of this Agreement, but in no event shall effectiveness of the registration statement and distribution of the Rights be delayed more than ten days following the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement relating to the Rights Offering will not be “reviewed” or will not be subject to further review.

(b) Each Right shall entitle a Legacy Shareholder to purchase any whole number of shares of Common Stock (including, for the avoidance of doubt, pursuant to customary over-subscription privileges), provided that (i) no Legacy Shareholder shall thereby exceed, together with any other person with whom such Legacy Shareholder may be aggregated under applicable law, 4.9% Beneficial Ownership of the Common Stock (unless such Legacy Shareholder exceeds 4.9% Beneficial Ownership of the Common Stock as of the record date for the Rights Offering) and (ii) the aggregate purchase price of all shares of Common Stock purchased in the Rights Offering shall not exceed $5 million.

(c) In the event the Rights Offering is over-subscribed, subscriptions by Legacy Shareholders shall be reduced proportionally based on their pro rata ownership of the Common Stock outstanding as of the close of business on the business day immediately preceding the date of this Agreement.

(d) The closing of the Rights Offering shall be conditioned on the closing of each of the transactions contemplated by the Transaction Documents.

5.18 Certain Adjustments. If the representations and warranties set forth in Section 2.2(c) shall not be true and correct as of the Closing Date, the number of Purchased Shares (including any shares of Common Stock into which any of the Series B Preferred Stock may be converted) shall be, at the Investor’s option, proportionally adjusted to provide the Investor with the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.

5.19 Priority of Indemnification. The Company acknowledges that the Board Representative has certain rights to indemnification, advancement of expenses and/or insurance provided by certain affiliates of the Board Representative (collectively, the “Third Party Indemnitors”). The Company agrees that (i) it is the indemnitor of first resort (i.e., its indemnification obligations to the Board Representative are primary and any obligation of the Third Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), (ii) to the extent legally permitted and required by the terms of this Agreement and the Articles of Incorporation or bylaws of the Company, as may be amended from time to time (or any other agreement between the Company and the Board Representative), it shall be required to advance the full amount of expenses incurred by the Board Representative and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement without regard to any rights the Board Representative may have against the Third Party Indemnitors and, (iii) it irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Third Party Indemnitors on behalf of the Board Representative with respect to any claim for which the Board Representative has sought indemnification from the Company shall affect the foregoing and the Third Party Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.

5.20 Corporate Opportunities. Each of the parties hereto acknowledges that the Investor and its Affiliates and related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises which may have products or services which compete directly or indirectly with those of the Company and the Company Subsidiaries, and may trade in the securities of such enterprise. None of the Investor and its Affiliates, any of their respective Affiliates or related investment funds shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Company and the Company Subsidiaries. The parties expressly acknowledge and agree that: (a) the Investor, the Board Representative, the Observer, the Affiliates of the Investor and their respective Affiliates have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and the Company Subsidiaries; and (b) in the event that the Investor, the Board Representative, the Observer, any Affiliate of the Investor or any of their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of the Company Subsidiaries, the Investor, Board Representative, Observer, Affiliates of the Investor or any of their respective Affiliates shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of the Company Subsidiaries, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of the Company Subsidiaries or shareholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that the Investor, any Affiliate thereof, any related investment fund thereof or any of their respective Affiliates, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.

5.21 No Solicitation of Competing Proposal.

(a) Except as provided in this Section 5.21, from and after the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Section 4.1, the Company agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause the Company’s directors, officers, employees, agents, consultants and advisors not to, directly or indirectly, solicit, initiate, encourage or facilitate any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any person relating to any Acquisition Transaction or a potential Acquisition Transaction involving the Company or any Company Subsidiary.

(b) Notwithstanding the limitations set forth in Section 5.21(a), if after the date of this Agreement and prior to the approval of the Shareholder Proposals by the Company’s shareholders the Company receives an unsolicited proposal from a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by the Company or its directors, officers, employees, agents, consultants and advisors (an “Unsolicited Company Proposal”) which did not result from or arise in connection with a breach of Section 5.21(a) and which: (i) constitutes a Superior Proposal (as defined in Section 5.21(h)); or (ii) which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions after providing written notice to the Investor of such determination and the basis therefor: (x) furnish nonpublic information with respect to the Company and the Company Subsidiaries to the third party making such Unsolicited Company Proposal, if, and only if, prior to so furnishing such information, the Company and such third party enter into a confidentiality agreement (a “Third Party Confidentiality Agreement”) that is no less restrictive of and no more favorable to such third party or parties than the confidentiality agreement, dated as of July 19, 2012, between the Company and the Investor and (y) engage in discussions or negotiations with the third party with respect to the Unsolicited Company Proposal; provided, however, that the Company has complied with the requirements of Section 5.21(d) with respect to such Unsolicited Company Proposal or such Superior Proposal. The Third Party Confidentiality Agreement shall provide that such third party shall pay any Termination Fee payable under Section 4.2 and any costs, expenses and interest payable under Section 4.2(e).

(c) Neither the Board of Directors of the Company nor any committee thereof shall withdraw, qualify or modify the Board Recommendation in a manner adverse to the Investor, or publicly propose to do so, or take any other action or make any other public statement in connection with any meeting of the Company’s shareholders or otherwise which is inconsistent with the Board Recommendation (any of the foregoing, a “Change in Recommendation”) or approve or recommend or publicly propose to approve or recommend, any other Acquisition Transaction. Notwithstanding the foregoing and the limitations set forth in Section 5.21(a), if, prior to receipt of approval by the shareholders of the Company of the Shareholder Proposals, the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal and financial advisors, that, due to the existence of a Superior Proposal or an Unsolicited Company Proposal which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) of Section 5.21(b), in a Superior Proposal, the Board of Directors of the Company and the Company may (1) effect a Change in Recommendation (provided that the Company may not effect a Change in Recommendation unless the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that failure to effect such Change in Recommendation would be reasonably likely to constitute a breach by the Board of Directors of the Company of its fiduciary duties under applicable law) or (2) solely with respect to a Superior Proposal, enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement (provided that the Company may not terminate this Agreement pursuant to the foregoing clause (2), and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect, unless (X) the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that failure to take such action would be reasonably likely to constitute a breach by the Board of Directors of the Company of its fiduciary duties under applicable law and (Y) in advance of or concurrently with such termination the Company pays or causes to be paid the Termination Fee to the Investor in accordance with Section 4.2(b)), but only if the Company shall have first: (i) provided five business days’ prior written notice to the Investor that it is prepared to effect a Change in Recommendation in response to an Unsolicited Company Proposal or Superior Proposal or, as applicable, to enter into a binding written agreement with respect to the Superior Proposal and terminate this Agreement, and specifying the reasons therefor, including the terms and conditions of the Unsolicited Company Proposal or Superior Proposal, as applicable (including the most current version of any proposed agreement(s)), and the identity of the person making the proposal; (ii) offered to provide to the Investor all material non-public information delivered or made available to the person making any Unsolicited Company Proposal or Superior Proposal in connection with such Unsolicited Company Proposal or Superior Proposal that was not previously delivered or made available to the Investor; (iii) provided to the Investor copies of documents relating to the Unsolicited Company Proposal or Superior Proposal provided to the Company by the person making the proposal (or provided by the Company to such person or their representatives), including the most current version of any proposed agreement or any other letter or other document containing such person’s proposal (and the Company’s response(s) thereto) and the terms and conditions thereof; and (iv) during such five business day period, if requested by the Investor, engaged in, and caused its financial and legal advisors to engage in, good faith negotiations with the Investor to amend this Agreement. The Company acknowledges and agrees that (i) any change to the financial terms or (ii) any material change to any other terms of an Unsolicited Company Proposal or Superior Proposal shall require compliance with the foregoing provisions anew.

(d) The Company shall notify the Investor orally and in writing promptly (but in no event later than one business day) after receipt by the Company, the Bank, or any of their respective directors, officers, employees, representatives, agents or advisors of any proposal or offer from any person other than the Investor regarding an Acquisition Transaction or any request for non-public information by any person other than the Investor in connection with an Acquisition Transaction indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the Investor informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(e) Nothing contained in this Agreement shall prevent the Company or its board of directors from issuing as “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Transaction or from making any disclosure to the Company shareholders if the Board of Directors of the Company (after consultation with outside counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(f) Notwithstanding the limitations set forth in Section 5.21(a) but subject to compliance with the terms and conditions of Section 5.21(b)-(d), if the Board of Directors has effected a Change in Recommendation in compliance with the requirements of Section 5.21(c), then the Board of Directors of the Company may cause the Company to enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 4.1(h).

(g) As used in this Agreement, “Acquisition Transaction” shall mean: (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Company or any of the Company Subsidiaries; (ii) the issuance by the Company or the Bank of securities representing 20% or more of its outstanding Voting Securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such Voting Securities); or (iii) the acquisition in any manner, directly or indirectly, of (x) 20% or more of the outstanding Voting Securities of the Company or the Bank (including through the acquisition of securities convertible into or exercisable or exchangeable for such

Voting Securities), (y) 20% or more of the consolidated total assets of the Company and the Company Subsidiaries, taken as a whole, or (z) one or more businesses or divisions that constitute 20% or more of the revenues or net income of the Company and the Company Subsidiaries, taken as a whole.

(h) As used in this agreement, “Superior Proposal” shall mean a bona fide written Unsolicited Company Proposal (not solicited or initiated in violation of Section 5.21(a)) that relates to a potential Acquisition Transaction (but changing the references to the 20% amounts contained in the definition of Acquisition Transaction to references to 50%) that is determined in good faith by the Board of Directors of the Company, after consultation with the Company’s legal and financial advisors after taking into account all the terms and conditions of the Unsolicited Company Proposal and this Agreement, is on terms that are more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by the Transaction Documents (after giving effect to any changes to this Agreement proposed by the Investor in response to such proposal or otherwise) and is, in the reasonable judgment of the Board of Directors, reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer and the third party or parties making the inquiry, proposal or offer.

5.22 Exchange Listing. The Company shall use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to this Agreement and the shares of Common Stock reserved for issuance pursuant to the conversion of the Series B Preferred Stock to be approved for listing on NASDAQ, including by submitting prior to the Closing supplemental listing materials with NASDAQ with respect to the shares of Common Stock to be issued pursuant to this Agreement and the shares of Common Stock reserved for issuance pursuant to the conversion of the Series B Preferred Stock, subject to official notice of issuance.

ARTICLE VI

Miscellaneous

6.1 Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of 15 months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided that the representations and warranties in Sections 2.2(a), 2.2(b), 2.2(c), 2.2(d), 2.2(f), 2.3(a) and 2.3(b) shall survive indefinitely and the representations and warranties in Section 2.2(i) shall survive until the expiration of the applicable statutory periods of limitations. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

6.2 Amendment. No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

6.3 Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file and such signatures will be deemed as sufficient as if actual signature pages had been delivered.

6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, facsimile or e-mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(1) If to the Investor:

GCP III EVB LLC

c/o GCP Capital Partners, LLC

300 Park Avenue

New York, New York 10022

Att: Boris Gutin

Facsimile: 212-389-1775

Email: bgutin@gcpcapital.com

with a copy to (which copy alone shall not constitute notice):

DLA Piper LLP (US)

500 Eighth Street, N.W.

Washington, D.C. 20004

Attn: Frank M. Conner III

Michael P. Reed

Facsimile: (202) 799-5000

Email: frank.conner@dlapiper.com

    michael.p.reed@dlapiper.com

(2) If to the Company:

Eastern Virginia Bankshares, Inc.

300 Hospital Road

Tappahannock, Virginia 22560

Attn: Joseph A. Shearin, Chief Executive Officer

Facsimile: (804) 445-1047

Email: joe.shearin@bankevb.com

with a copy to (which copy alone shall not constitute notice):

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

Attn: Jacob A. Lutz, III

Facsimile: (804) 698-6014

Email: jacob.lutz@troutmansanders.com

6.8 Entire Agreement, etc. This Agreement (including the Exhibits, Schedules, and Disclosure Schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, and with respect to the Investor, its permitted assigns; and this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that the Investor shall be permitted to assign its rights or obligations hereunder (i) to any Affiliate entity or person that shares a common discretionary investment advisor, but only if the transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement to the same extent as the Investor (with a copy thereof to be furnished to the Company (any such transferee shall be included in the term “Investor”)); provided, further, that no such assignment shall relieve the Investor of any of its obligations under this Agreement and (ii) as and to the extent provided in Section 5.6.

6.9 Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. When used herein:

(1) the term “subsidiary” means those corporations, banks, savings banks, associations and other persons of which such person owns or controls 50.1% or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities as to each of which 50.1% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity;

(2) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person, including as such term is defined in Section 2(k) of the BHC Act. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(3) the term “Lead Investor” means any Investor who, as a result of the transactions contemplated by this Agreement and the other Transaction Documents, will own in excess of 24.9% of the total equity of the Company after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents;

(4) the term “Major Investor” means any Investor (other than a Lead Investor) who, as a result of the transactions contemplated by this Agreement and the other Transaction Documents, will own Voting Securities of the Company representing greater than 9.0% of the total voting power of the Company and up to 14.9% of the total equity of the Company, in each case after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents;

(5) the word “or” is not exclusive;

(6) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(7) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(8) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of Idaho generally are authorized or required by law or other governmental actions to close;

(9) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(10) “Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” are defined in Rules 13d-3 and 13d-5 of the Exchange Act;

(11) “knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the officers of the Company listed in Section 6.9(11) of the Disclosure Schedule; and

(12) “knowledge of the Investor” or “Investor’s knowledge” means the actual knowledge of the executive officers or, to the extent an Investor does not have executive officers, persons performing substantially similar functions.

6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer or shall confer upon any person other than the express parties hereto and the Placement Agent, any benefit right or remedies, except that the provisions of Sections 3.4, 5.4, 5.6, 5.7, 5.17, 5.19 and 5.20 shall inure to the benefit of the persons referred to in those Sections, including any Holders. The representations and warranties set forth in Article II and the covenants set forth in Articles III and V have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (b) have been qualified by reference to the Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement, and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

6.13 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

6.14 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement or the other Transaction Documents, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld, conditioned, or delayed), and each party shall coordinate with the other with respect to any such news release or public disclosure.

6.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.16 Independent Nature of Investors’ Obligations and Rights. The obligations of the Investor under this Agreement and the respective Other Investors under the Other Securities Purchase Agreements are several and not joint with the obligations of any other such investor, and neither the Investor nor any such Other Investor shall be responsible in any way for the performance of the obligations of any Other Investor under any Transaction Document. The decision of the Investor and such Other Investors to purchase Series B Preferred Stock pursuant to the Transaction Documents has been made by each such investor independently of any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any Company Subsidiary which may have been made or given by any other investor or by any agent or employee of any other investor, and neither the Investor nor any such Other Investor, nor any of their respective agents or employees, shall have any liability to any other investor (or any other person) relating to or arising from any such information, materials, statement or opinions. Nothing contained herein or in any Transaction Document, and no action taken by the Investor or any Other Investor pursuant thereto, shall be deemed to constitute the investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Investor acknowledges that no Other Investor has acted as agent for the Investor in connection with making its investment hereunder and that no Other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Purchased Shares or enforcing its rights under the Transaction Documents. The Investor and each of the Other Investors signatory to the Other Securities Purchase Agreements shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other investor to be joined as an additional party in any proceeding for such purpose.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joseph A. Shearin
Name:	Joseph A. Shearin
Title:	President and Chief Executive Officer

INVESTOR

GCP III EVB LLC

By: GCP Managing Partner III, L.P., as its manager

By:	/s/ Boris Gutin
Name:	Boris Gutin
Title:	Authorized Person

Number of Purchased Common Shares:

1,061,225

Number of Purchased Preferred Shares:

1,191,522

Number of shares of (i) Common Stock, (ii) securities convertible into or exchangeable for Common Stock, or (iii) any other equity or equity-linked security of the Company or any Company Subsidiary Beneficially Owned by the Investor as of the date first herein above written:

0

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

FORM OF OPINION OF COMPANY COUNSEL

[            ], 2013

[NAME AND ADDRESS OF INVESTOR]

Securities Purchase Agreement, dated March 26, 2013, by and between

Eastern Virginia Bankshares, Inc. and GCP III EVB LLC

Ladies and Gentlemen:

We refer to the Securities Purchase Agreement, dated March 26, 2013 (the “Agreement”), by and between Eastern Virginia Bankshares, Inc., a Virginia corporation (the “Company”) and GCP III EVB LLC (the “Investor”), which provides for the purchase by the Investor of 1,061,225 shares of the Company’s common stock, $2.00 par value per share (the “Common Stock”), and 1,191,522 shares of the Company’s Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B, $2.00 par value per share (the “Series B Preferred Stock”), which shall be convertible, pursuant to the terms of the Series B Preferred Stock, into shares of the Common Stock.

The Company has also agreed to sell shares of Common Stock and, in some cases, shares of Series B Preferred Stock in private placements (the “Other Private Placements”) to other investors (the “Other Investors”) under separate securities purchase agreements the (the “Other Securities Purchase Agreements”), with the closing of such Other Private Placements to occur simultaneously with the closing of the sale transaction contemplated by the Agreement. The Agreement and the Other Securities Purchase Agreements are collectively referred to as the “Transaction Documents.”

This letter is rendered by us at the Company’s request pursuant to Section 1.2(b)(v) of the Agreement, as counsel to the Company in connection with the Company’s issuance and sale of the Common Stock and the Series B Preferred Stock. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

In rendering the opinions set forth herein, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below, including, without limitation, executed originals, or photocopies or facsimiles of executed originals, of the following documents:

(a)	the Agreement, including all exhibits, schedules and appendices thereto;

(b)	the Other Securities Purchase Agreements, including all exhibits, schedules and appendices thereto;

(c)	a certificate of the Secretary of the Company, dated the date hereof, to which are attached: (i) the Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”), as certified on [ ], 2013, by the State Corporation Commission of the Commonwealth of Virginia (the “VSCC”); (ii) the Bylaws of the Company (the “Bylaws”); and (iii) resolutions adopted by the Board of Directors of the Company at a meeting held on [ ], 2013 (the “Secretary’s Certificate”);

(d)	a certificate of the VSCC, dated [ ], 2013, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and is in good standing (the “Company Good Standing Certificate”);

(e)	a certificate of the VSCC, dated [ ], 2013, to the effect that the Bank is existing under the laws of the Commonwealth of Virginia and is in good standing (the “Bank Good Standing Certificate”);

(f)	a certificate of the Federal Reserve Bank of Richmond, dated [ ], 2013, to the effect that the Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act Certificate”);

(g)	a certificate of the Federal Deposit Insurance Corporation (the “FDIC”), dated [ ], 2013, to the effect that the deposit accounts of the Bank are insured by the FDIC under the provisions of the Federal Deposit Insurance Act (the “Federal Deposit Insurance Certificate”).

(h)	the certificate of an officer of the Company, dated the date hereof, with respect to the performance of the Company’s obligations under the Transaction Documents and the representations and warranties of the Company contained in the Transaction Documents;

(i)	specimen certificates representing the Series B Preferred Stock and the Common Stock;

(j)	copies of other certificates and documents delivered in connection with the transactions contemplated by the Transaction Documents, including the certificates executed by officers of the Company, dated the date hereof, that have been delivered to us; and

(k)	such other documents and matters as we have deemed necessary and appropriate to render the opinions described in this letter.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the foregoing and such other documents delivered to us by the various parties and originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Except as expressly set forth in this letter, we have not undertaken any independent investigation, examination or inquiry to confirm or determine the existence or absence of any facts or examined or reviewed any communication, instrument, agreement, document, public record or other item, nor have we made any inquiries or investigations or any search of the public docket records of any court, governmental agency or body or administrative agency.

In rendering this letter, we have assumed (i) the genuineness and authenticity of all signatures and all signatures not witnessed by us, (ii) the legal capacity of all natural persons executing documents, (iii) the authenticity of all documents submitted to us as originals, (iv) the accuracy, completeness and authenticity of certificates of public officials, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof (other than the authorization, execution and delivery of documents by the Company, and the validity and binding effect thereof upon the Company), (vii) that all parties (other than the Company) to the Transaction Documents (x) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization; and (y) have the requisite power and authority to execute and deliver the documents and agreements discussed herein and to perform their respective obligations under the documents and agreements discussed herein to which they are a party; and (viii) no party nor any other person has acted in a manner, and no other event has occurred, since the date of the execution, adoption, effectiveness or delivery of the Transaction Documents, the certificates referred to herein, or any other document reviewed by us having a date prior to the date hereof, as the case may be, that would affect an amendment, modify the interpretation thereof of cause any statement made therein not to be true and complete.

The attorneys within our firm involved in the preparation of this opinion are admitted to practice law in only the Commonwealth of Virginia and the State of New York and the opinions expressed herein are limited to the federal laws of the United States of America, and the laws of the Commonwealth of Virginia and the State of New York. We express no opinion as to the effect of the laws of any other jurisdiction or as to the securities laws of any state (including, without limitation, Virginia and New York), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia and New York). This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion in paragraph 1 below as to the valid existence and good standing of the Company in Virginia is based solely upon our review of the Company Good Standing Certificate. Our opinion in paragraph 1 below as to the valid existence and good standing of the Bank in Virginia is based solely upon our review of the Bank Good Standing Certificate. Our opinion in paragraph 3 below as to the status of the Company as a registered bank holding company under the Bank Holding Company Act of 1956, as amended, is based solely upon our review of the Bank Holding Company Act Certificate. Our opinion in paragraph 4 as to the deposit accounts of the Bank being insured by the FDIC under the provisions of the Federal Deposit Insurance Act is based solely upon our review of the Federal Deposit Insurance Certificate.

Where reference is made in this opinion to matters within our knowledge, or to facts and circumstances known to us, such reference means the actual knowledge of those attorneys within our firm who have devoted substantive attention to the Transaction Documents and the transactions contemplated thereby (and expressly excludes the knowledge of any other person in this firm or any constructive or imputed knowledge of any information, whether by reason of our representation of the Company or otherwise). By actual knowledge, we mean the conscious awareness of information about a fact by any such lawyer without undertaking any investigation to determine the existence or absence of any facts, either within our firm or otherwise, recognizing that what is “known” at one time may not be in the mind or may be forgotten altogether at another time. Without limiting the generality of the foregoing, we have not performed any mathematic calculations or made any financial or accounting determinations and express no opinion with respect to the ability of any party to perform under any documents (other than, with respect to the Company, under the Transaction Documents). All assumptions made by us herein have been made, with your approval, without any investigation or verification by us.

We are not rendering any opinion as to any statute, rule, regulation, ordinance, decree or decisional law relating to antitrust (including, without limitation, the Hart-Scott-Rodino Antitrust Improvement Act of 1976) and unfair competition laws, patent, trademark, intellectual property, banking, land use, zoning, environmental, labor, law concerning national or local emergency, hazardous waste, occupational health and safety, consumer protection, product safety or regulation, healthcare, food and drugs, pension, employee benefit, tax, fraudulent conveyance, bulk transfer, racketeering, criminal statutes of general application, usury, laws governing the legality of investments for regulated entities, regulations T, U or X of the Board of Governors of the Federal Reserve System or local law. Furthermore, we express no opinion with respect to compliance with antifraud laws, rules or regulations relating to securities or the offer and sale thereof; compliance with fiduciary duties by the Company’s Board of Directors or shareholders; compliance with safe harbors for disinterested Board of Director or shareholder approvals; compliance with state securities or “blue sky” laws; compliance with laws that place limitations on corporate distributions; or the enforceability of provisions in the Transaction Documents, if any, concerning the voting of the Company’s capital stock (other than solely administrative obligations of the Company).

We have not conducted a docket search or otherwise conducted an independent review or investigation of any official records of any court or governmental agency. In rendering our opinions set forth below, we have, with your approval, assumed without independent verification that the Investor, the Other Investors and the Company have complied and will comply with their respective representations, warranties and agreements in the Agreements and that the offer, issuance and sale of the Common Stock and the Series B Preferred Stock will be carried out in the manner described in the Transaction Documents.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that, as of the date hereof:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Bank is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents.

3. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

4. The deposit accounts of the Bank are insured by the FDIC under the provisions of the Federal Deposit Insurance Act.

5. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of the obligations under the Agreement by the Company has been taken and the Company has authorized, executed and delivered the Agreement, and such Agreement constitutes a valid and binding obligation enforceable against the Company in accordance with its terms.

6. Each of the shares of Common Stock and the shares of Series B Preferred Stock to be issued pursuant to the Agreement have been duly authorized and, when issued pursuant to the Agreement upon receipt by the Company of the consideration provided for therein, will be validly issued, fully paid and non-assessable.

7. The execution and delivery by the Company of the Agreement and the performance by the Company of its obligations under the Agreement, including the issuance and sale of the shares of Common Stock and the shares of Series B Preferred Stock, do not and will not, as of the Closing, result in a (i) material violation of any statute, rule or regulation of United States federal, Virginia or New York law applicable to the Company, (ii) violation of any court order, judgment or decree, if any, applicable to the Company of which we have knowledge, (iii) violation of the Articles of Incorporation or Bylaws or (iv) breach of or default under any contract or agreement which is filed (or incorporated by reference) as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, or any of the Company’s current reports on Form 8-K filed since December 31, 2011, known by us to be required to be filed under Item 601(b)(10) of Regulation S-K under the Exchange Act (“Material Contracts”).

8. No consent, approval, authorization or order of, or filing with, any federal or state governmental authority or regulatory body is required to be obtained or made by the Company for the consummation by the Company of the transactions contemplated by the Agreements except for (i) the filing of Current Reports on Forms 8-K with the Securities and Exchange Commission (the “SEC”), (ii) appropriate filings with the SEC under the Securities Act, (iii) appropriate filings under applicable state securities or blue sky laws, and (iv) such other consents, approvals, authorizations, orders and filings as are referenced in the Agreement or have been previously obtained or made.

9. Based on, and assuming the accuracy of, the representations of the Investor and each of the Other Investors in the Transaction Documents, the offer, sale and issuance of the Common Stock and the Series B Preferred Stock in conformity with the terms of the Agreement constitutes a transaction exempt from the registration requirements under the Securities Act.

Notwithstanding anything to the contrary set forth in this opinion, this opinion is subject to the following assumptions, understandings and limitations:

A. We express no opinion respecting the Transaction Documents, or any right, power, privilege, remedy or interest intended to be created thereunder, insofar as: (a) any of the rights, powers, privileges, remedies and interests of a party thereunder, or the enforcement thereof, may be limited (i) by applicable bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance, reorganization, moratorium or other similar laws affecting any rights, powers, privileges, remedies and interests of creditors generally, (ii) by rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, (iii) by the exercise of the discretionary powers of any court or other authority before which may be brought any proceeding seeking equitable or other remedies, including (without limitation) specific performance, injunctive relief and indemnification and contribution; (iv) by statutes, federal laws, judicial decisions or equitable principles providing that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or impermissible under or otherwise inconsistent with applicable laws or public policy from time to time in effect, and (v) by violations of securities laws; (b) the rights, powers, privileges, remedies and interests of any party under the Transaction Documents or applicable law may be exercised or otherwise enforced in bad faith or a commercially unreasonable manner; and (c) any indemnification and contribution provisions may be limited under federal and state securities laws and public policy.

B. Our opinion is subject to and limited by the assumption that the Investor and the Other Investors will enforce any rights and remedies they have under the Transaction Documents, if applicable, and all exhibits thereto in good faith and in a commercially reasonable manner.

C. Our opinion is subject to and limited by the possible unenforceability of (a) waivers or advance consents that have the effect of waiving statutes of limitation, marshaling of assets or similar requirements, or as to the jurisdiction of courts, the venue of actions, choice of law, or notice; (b) provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person’s course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind; (c) provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative; (d) provisions that determinations by a party or a party’s designee are conclusive; (e) provisions permitting modifications of an agreement only in writing; (f) provisions that the provisions of an agreement are severable; (g) provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform; and (h) agreements as to rights of setoff otherwise than in accordance with applicable law.

D. We express no opinion, and none should be inferred, as to (i) the compliance of the Investor or any of the Other Investors with any local, state, federal or foreign law or regulation that may, because of the nature of its business, be applicable to the transactions contemplated by the Transaction Documents, (ii) the enforceability of any noncompete, noncompetition, covenant not to compete, nonsolicitation of customers, employees or others, or nondisclosure or confidentiality provisions, restrictions, limitations or obligations contained in any of the Transaction Documents, or (iii) the existence, creation, enforceability, perfection or priority of any lien, security interest or other encumbrance in or on any real or personal property.

E. Our opinion is subject to and limited by the effect of laws requiring mitigation of damages.

F. No opinion is expressed as to whether a court would limit the exercise or enforcement of rights or remedies against the Company under the Transaction Documents in the event of any default if it is determined that such default is not material or if such exercise or enforcement is not reasonably necessary for a non-defaulting party’s protection.

G. With respect to our opinion in Section 4 above that the shares of Common Stock and the shares of Series B Preferred Stock will be validly issued, we have assumed that the certificates evidencing such shares will be prepared in accordance with the Virginia Stock Corporation Act and will be duly delivered.

H. For purposes of our opinions in Section 7 above, we express no opinion with regard to whether the Common Stock and the Series B Preferred Stock has been offered by means of any general solicitation or publication of any advertisement therefor.

I. We express no opinion as to the effect of subsequent issuances of securities of the Company, to the extent that further issuances take place which may be deemed to be integrated with the sale of the Common Stock and the Series B Preferred Stock for purposes of federal and/or state securities laws.

J. We express no opinion concerning the past, present or future value of any securities.

K. Our opinions expressed herein represent the judgment of this law firm as to certain legal matters, but they are not guarantees or warranties and should not be construed as such.

We have not been asked to, and do not, render any opinion with respect to any matters except as expressly set forth above. This opinion is solely for the Investor’s benefit, to be used solely in connection with the transactions contemplated by the Agreement and may not be used for any other purpose, distributed to or relied upon by any other person, quoted in whole or in part or otherwise reproduced in any other document, in each case without our prior written consent. The opinions expressed in this letter are rendered as of the date hereof and we neither express any opinion as to circumstances or events that may occur subsequent to such date nor undertake to advise you of any changes in the opinions expressed herein resulting from matters that might hereafter be brought to our attention.

Very truly yours,

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE OF THE COMPANY

The undersigned, the President and Chief Executive Officer of Eastern Virginia Bankshares, Inc., a Virginia corporation (the “Company”), pursuant to Section 1.2(b)(1)(ix) of the Securities Purchase Agreement, dated as of March 26, 2013 (the “Agreement”), between the Company and Castle Creek Capital Partners IV, LP (the “Investor”), hereby certifies to the Investor that:

1. The Company has performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under the Agreement (except that with respect to obligations that are qualified by materiality, the Company has performed such obligations, as so qualified, in all respects).

2. The representations and warranties of the Company set forth in Section 2.2 of the Agreement are or were, as applicable, true and correct in all respects as of the date hereof and as of the Closing (except (A) to the extent such representations and warranties are made as of a specified date, in which case, subject to clause (B) below, such representations and warranties shall be true and correct in all respects as of such date, and (B) with respect to each of the representations and warranties of the Company in the Agreement (other than Section 2.2(b), Section 2.2(c) (which are or were, as applicable, true and correct in all respects except to a de minimis extent that is addressed to the Investor’s reasonable satisfaction at the Closing pursuant to Section 5.18), Section 2.2(d)(1), Section 2.2(d)(2)(i)(A), Section 2.2(d)(3), Section 2.2(f) (which are or were, as applicable, true and correct in all material respects), Section 2.2(i) (tenth sentence only), Section 2.2(j)(i), Section 2.2(l), Section 2.2(u), Section 2.2(w), Section 2.2(cc), Section 2.2(ff) and Section 2.2(gg) (which are or were, as applicable, true and correct in all material respects), where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company);

3. Since the date of the Agreement, there has not occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Bank.

4. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate solely in the capacity indicated and not in an individual capacity as of this             day of             , 2013.

By:
Name: Joe A. Shearin Title: President and Chief Executive Officer

[Signature Page to Officer’s Certificate of the Company]

B-2

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE OF THE COMPANY

            , 2013

I, Patricia H. Gallagher, Corporate Secretary of Eastern Virginia Bankshares, Inc., a Virginia corporation (the “Company”), do hereby certify as follows:

1. I am the duly elected Corporate Secretary of the Company.

2. Attached hereto as Exhibit A, are true, correct and complete copies of resolutions duly adopted by the Board of Directors of the Company on February 21, 2013, [and             , 2013, respectively]. Such resolutions have not been rescinded, amended or modified, are in full force and effect in the form adopted, and are the only resolutions adopted by the Board of Directors or by any committee designated by the Board of Directors relating to the transactions contemplated by the Securities Purchase Agreement, dated as of             , 2013 (the “Agreement”) between the Company and             , a             , and the other Transaction Documents.

3. Attached hereto as Exhibit B is a true, correct and complete copy of the Company’s Amended Articles of Incorporation as certified by the Virginia State Corporation Commission on             , 2013 (the “Articles of Incorporation”), and such Articles of Incorporation have not since been altered, amended or repealed, no such alteration, amendment or repeal has been authorized by the Board of Directors or shareholders of the Company, and the Articles of Incorporation are in full force and effect on the date hereof.

4. Attached hereto as Exhibit C is a true, correct and complete copy of the Bylaws of the Company and such Bylaws have not been altered, amended or repealed, no such alteration, amendment or repeal has been authorized by the Board of Directors or shareholders of the Company, and the Bylaws are in full force and effect on the date hereof.

5. Each person who, as an officer of the Company, signed the Transaction Documents or any other document delivered in connection with the transactions contemplated by the Agreement was duly elected or appointed, qualified and acting as such officer at the respective times of the signing and delivery thereof and was duly authorized to sign such document on behalf of the Company, and the signature of each such person appearing on each such document is the genuine signature of such officer.

6. Troutman Sanders LLP is entitled to rely on this certificate in connection with the opinions it is rendering pursuant to the Agreement.

All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, I have executed this certificate in my capacity as Corporate Secretary of the Company as of the date first written above.

Name: Patricia H. Gallagher Title: Corporate Secretary

I, Joe A. Shearin, President and Chief Executive Officer of the Company, hereby certify that Patricia Gallagher has been duly elected or appointed, has been duly qualified, and is the Secretary of the Company and that the signature above is her genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand by and on behalf of the Company on             , 2013.

EASTERN VIRGINIA BANKSHARES, INC.
Name: Joe A. Shearin Title: President and Chief Executive Officer

[Signature Page to Corporate Secretary’s Certificate]

C-2

EXHIBIT D

FORM OF PASSIVITY AGREEMENT

D-1

EXHIBIT E

FORM OF PREFERRED STOCK ARTICLES OF AMENDMENT

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

EASTERN VIRGINIA BANKSHARES, INC.

1. Name of Corporation. The name of the Corporation is Eastern Virginia Bankshares, Inc.

2. Text of Amendments. Article II of the Corporation’s Articles of Incorporation (the “Articles of Incorporation”) shall be amended to add a new Paragraph F to fix the preferences, limitations and relative rights of the Corporation’s Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”), all as set forth in Exhibit A attached hereto.

3. Adoption and Date of Adoption. Pursuant to Section 13.1-639A of the Virginia Stock Corporation Act (the “Act”), Article II, Paragraph D of the Articles of Incorporation permits the Corporation’s Board of Directors to amend the Articles of Incorporation in order to establish the terms, including preferences, limitations and relative rights, of one or more series of the Corporation’s authorized class of serial preferred stock without the approval of the Corporation’s shareholders.

The Corporation certifies that the foregoing amendments were adopted on [                    ], 2013 by the Corporation’s Board of Directors without shareholder approval pursuant to the above referenced sections of the Act and Articles of Incorporation. The Corporation has not issued any shares of the Series B Preferred Stock as of the date hereof.

4. Effective Date and Time. The foregoing amendments to the Articles of Incorporation shall become effective when the Virginia State Corporation Commission issues the certificate of amendment for such amendments.

[Remainder of Page Intentionally Left Blank]

[Signature Page to Articles of Amendment]

Dated: [ ], 2013	EASTERN VIRGINIA BANKSHARES, INC.

By:
Name: Joe A. Shearin
Title: President and Chief Executive Officer

Exhibit A

Article II

Paragraph F. Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B

1. Designation. There is hereby established out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Non-Voting Mandatorily Convertible Non-Cumulative Preferred Stock, Series B” (the “Series B Preferred Stock”). The number of shares constituting such series initially shall be [                    ]. The par value of the Series B Preferred Stock shall be $2.00 par value per share.

2. Definitions. The following initially capitalized terms shall have the following meanings for purposes of this Paragraph F, whether used in the singular or the plural:

(a)	“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, including as such term is defined in Section 2(k) of the BHC Act. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)	“Beneficially own,” “beneficial owner” and “beneficial ownership” and similar terms are defined in Rules 13d-3 and 13d-5 of the Exchange Act.

(c)	“BHC Act” means the Bank Holding Company Act of 1956, as amended.

(d)	“Business Day” means any day other than a Saturday or Sunday, a day on which, in New York City, banking institutions generally are authorized or obligated by law or executive order to be closed or any other day on which the Securities and Exchange Commission is closed.

(e)	“Castle Creek Holder” means Castle Creek Capital Partners IV, LP, and each of its respective Affiliates, successors and assigns, including, with respect to any shares of Series B Preferred Stock originally issued to Castle Creek Capital Partners IV, LP, any Person to whom any such shares are sold, assigned or otherwise transferred.

(f)	“Common Stock” means the common stock of the Corporation, par value $2.00 per share, or any other capital stock of the Corporation into which such common stock shall be reclassified or changed.

(g)	“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the shares of the Series B Preferred Stock, and its successors and assigns.

(h)	“Conversion Conditions” shall have the meaning set forth in Article II, Paragraph F, Section 5(a).

(i)	“Conversion Date” means, with respect to any given share of Series B Preferred Stock, the date on which such share of Series B Preferred Stock has been converted pursuant to Article II, Paragraph F, Section 5(a).

(j)	“Converted Stock Equivalent Amount” means, for each share of Series B Preferred Stock, one share of Common Stock; provided that if, after issuance of any shares of Series B Preferred Stock, the Corporation subdivides or splits its outstanding Common Stock, including by way of a dividend or distribution of Common Stock, or combines its outstanding Common Stock into a lesser number of shares, the “Converted Stock Equivalent Amount” with respect to such issued and outstanding shares of Series B Preferred Stock shall be proportionately adjusted as if such action applied to the shares of Common Stock represented by the Converted Stock Equivalent Amount.

(k)	“DTC” shall have the meaning set forth in Article II, Paragraph F, Section 5(b).

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(m)	“GCP Holder” means GCP III EVB LLC, and each of its respective Affiliates, successors and assigns, including, with respect to any shares of Series B Preferred Stock originally issued to GCP III EVB LLC, any Person to whom any such shares are sold, assigned or otherwise transferred.

(n)	“Holder” means the Person in whose name shares of the Series B Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, paying agent and Conversion Agent as the absolute owner of such shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(o)	“Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(p)	“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets, exchange or tender offer by the Corporation or any of its subsidiaries, or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation and whether automatically or at their election) stock, securities or assets with respect to or in exchange for Common Stock.

(q)	“Permitted Transfer” means (i) a widespread public distribution of Common stock, including pursuant to Rule 144 under the Securities Act of 1933, as amended, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of Voting Securities or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferor.

(r)	“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(s)	“Senior Stock” means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or series will rank senior to the Common Stock or the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

(t)	“Transfer” means any sale, transfer, assignment or other disposition (including by merger, reorganization, operation of law or otherwise).

(u)	“Transfer Agent” means the Corporation acting as transfer agent, registrar, paying agent and Conversion Agent for the Series B Preferred Stock and its successors and assigns.

(v)	“Transfer Certification” shall have the meaning set forth in Article II, Paragraph F, Section 5(b).

(w)	“Voting Securities” means capital stock of the Corporation that is then entitled to vote generally in the election of directors of the Corporation.

3. Dividends.

(a)	General. Each Holder shall be entitled to receive, with respect to the shares of Series B Preferred Stock held by such Holder, if, as and when declared by the Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Series B Preferred Stock (rounding any fractional shares resulting from such computation to the nearest whole number) such that no holder of Common Stock shall receive a dividend or distribution unless equivalent dividends or distributions (as described above) are also made to each share of Series B Preferred Stock, taking into account any adjustment to the Converted Stock Equivalent Amount as provided herein; provided that the foregoing shall not apply to any dividend or distribution payable in shares of Common Stock that results in an adjustment in the Converted Stock Equivalent Amount, as set forth in Article II, Paragraph F, Section 2 in the definition of “Converted Stock Equivalent Amount.” The Corporation shall not declare a dividend or distribution to the holders of the Common Stock unless a dividend or distribution (as described above) is also made to the Holders in accordance with this Article II, Paragraph F, Section 3(a). Notwithstanding anything set forth in this Article II, Paragraph F, Section 3(a), if any dividend or distribution is payable in rights or warrants to subscribe for Common Stock or purchase Common Stock pursuant to a conversion feature in a debt or equity security, the corresponding dividend or distribution payable on the Series B Preferred Stock shall consist of an identical right or warrant except that such right or warrant shall be a right or warrant to subscribe for a number of shares of Series B Preferred Stock equal to the number of shares of Common Stock that would otherwise be subject to such right or warrant. The Series B Preferred Stock shall have no fixed dividend rate. Each declared dividend or distribution shall be payable to the holders of record of Series B Preferred Stock at the same time as dividends or distributions are payable to the holders of record of Common Stock. The Corporation shall not declare or pay a dividend or distribution to the holders of the Series B Preferred Stock other than as expressly provided in this Article II, Paragraph F, Section 3(a).

(b)	Priority of Dividends. The Series B Preferred Stock shall rank junior with regard to dividends to the Senior Stock. The Series B Preferred Stock shall have the same priority, with regard to dividends, as the Common Stock.

4. Liquidation Rights.

(a)	Liquidation. In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and after any payment of the prior preferences and other rights of any Senior Stock shall have been made or irrevocably set apart for payment, the assets of the Corporation legally remaining available for distribution to the Corporation’s stockholders shall be distributed pro rata among (i) the holders of Common Stock, (ii) the Holders (with each such Holder being treated for this purpose as holding the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Series B Preferred Stock immediately prior to such Liquidation Event, excluding any fractional shares resulting from such computation), and (iii) the holders of any other securities of the Corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

(b)	Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Article II, Paragraph F, Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

5. Conversion.

(a)	Conversion Upon Permitted Transfer or Approval by the Board of Directors. Shares of Series B Preferred Stock shall convert into a number of shares of Common Stock equal to the product of the number of shares of Series B Preferred Stock being converted and the Converted Stock Equivalent (i) automatically in the hands of a transferee immediately upon the consummation of a Permitted Transfer or (ii) if the Board of Directors acting in its sole and absolute discretion has approved such conversion and such conversion would not result in the holder of such shares beneficially owning, together with its Affiliates, more than 4.9% (or, in the case of Castle Creek Holder or GCP Holder only, 9.9%) of the outstanding shares of Common Stock, excluding for the purpose of this calculation any reduction in ownership resulting from Transfers by such holder and its affiliates of Common Stock (clauses (i) and (ii) together, the “Conversion Conditions”). Each certificate representing shares of Series B Preferred Stock in respect of which a conversion as occurred in accordance with this Article II, Paragraph F, Section 5(a) shall be deemed to represent the number of shares of Common Stock into which such shares of Series B Preferred Stock have converted. Upon a conversion pursuant to this Article II, Paragraph F, Section 5(a), each converted share of Series B Preferred Stock shall be cancelled and constitute an authorized but unissued share of preferred stock of the Corporation undesignated as to series.

(b)	Transfer Procedures. Upon the physical surrender of the certificate representing a share of Series B Preferred Stock converted pursuant to Article II, Paragraph F, Section 5(a) to the Corporation, together with a written certification to the effect that such shares of Series B Preferred Stock are being Transferred in accordance with Article II, Paragraph F, Section 5(a) hereof (a “Transfer Certification”), the Corporation will, or will cause the Transfer Agent to, issue and deliver a new certificate, registered as the Holder making the Transfer may request, representing the aggregate number of shares of Common Stock issued upon conversion of the shares of Series B Preferred Stock being Transferred pursuant to Article II, Paragraph F, Section 5(a) and represented by such certificate (provided that, if the transfer agent for the Common Stock is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the transferee is eligible to receive shares through DTC, the Transfer Agent shall instead credit such number of full shares of Common Stock to such transferee’s balance account with DTC through its Deposit/Withdrawal at Custodian system). The failure of any Holder making the Transfer of shares of Series B Preferred Stock to deliver to the Corporation a Transfer Certification in accordance with this Article II, Paragraph F, Section 5(b) shall be deemed, for all purposes, to be a certification by such transferor Holder that such proposed Transfer shall not be made in accordance with Article II, Paragraph F, Section 5(a). In the event that less than all of the shares of Series B Preferred Stock represented by a certificate are Transferred pursuant to Article II, Paragraph F, Section 5(a), the Corporation shall promptly issue a new certificate registered in the name of the transferor Holder representing such remaining shares of Series B Preferred Stock not subject to such Transfer.

(c)	No Responsibility of the Corporation. In connection with any Transfer or conversion of any shares of Series B Preferred Stock pursuant to or as permitted by Article II, Paragraph F, Section 5(a):

(i)	The Corporation shall be under no obligation to make any investigation of facts.

(ii)	Except as otherwise required by law, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith in connection with the registration of any such Transfer or the issuance of shares of Common Stock in connection with any such conversion.

(d)	Legend. Every certificate representing shares of Series B Preferred Stock shall bear a legend on the face thereof providing as follows:

“The shares of Series B Preferred Stock represented by this certificate are subject to provisions with respect to, including requirements for, sale, assignment or other transfer set forth in Article II, Paragraph F, Section 5 of the Corporation’s Articles of Incorporation, including a provision providing for automatic conversion of shares of Series B Preferred Stock into shares of Common Stock upon sale, assignment or other transfer pursuant to a Permitted Transfer (as defined therein).”

(e)	No Effect on Other Obligations. Nothing contained in this Article II, Paragraph F, Section 5 shall be deemed to eliminate or otherwise modify any other requirements applicable to Transfers under this Paragraph F or applicable law.

(f)	Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall represent only the right to receive shares of Common Stock issuable upon conversion of such shares; provided that Holders shall have the right to receive any declared and unpaid dividends as of the Conversion Date on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(g)	Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series B Preferred Stock or other property issuable upon conversion of the Series B Preferred Stock on any applicable Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock immediately upon a Transfer made in accordance with Article II, Paragraph F, Section 5(a).

6. Voting Rights.

(a)	General. The holders of the Series B Preferred Stock shall be entitled to notice of all shareholder meetings at which holders of Common Stock shall be entitled to vote; provided that notwithstanding any such notice, except as required by applicable law or as expressly set forth herein, the Holders shall not be entitled to vote on any matter presented to the shareholders of the Corporation for their action or consideration.

(b)	Approval Rights. In addition to any approval rights that may be required by applicable law, the consent of the Holders representing a majority of the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock are convertible (assuming for this purpose that each share of Series B Preferred Stock is convertible into the Converted Stock Equivalent Amount), given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (A) increase the authorized number of shares of Series B Preferred Stock; (B) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Series B Preferred Stock designated hereunder; (C) amend the Articles of Incorporation or Bylaws of the Corporation, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the Holders; or (D) amend or waive any provision of this Article II, Paragraph F applicable to the Holders of the Series B Preferred Stock.

(c)	Action by Written Consent. Any action, including any vote required or permitted to be taken at any annual or special meeting of shareholders of the Corporation, that requires a separate vote of the Holders voting as a single class, may be adopted or taken by the Holders without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so adopted or taken, are signed by the Holders having not less than the minimum number of votes that would be required to adopt or take such action at a meeting at which all shares of Series B Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

7. Subdivision; Stock Splits; Combinations. The Corporation shall not at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Series B Preferred Stock into a greater number of shares, or combine (by combination, reverse stock split or otherwise) its outstanding shares of Series B Preferred Stock into a smaller number of shares.

8. Reorganization, Reclassification, Consolidation, Merger or Sale. In the event an Organic Change occurs, each share of Series B Preferred Stock shall be treated the same as each share of Common Stock, taking into account any adjustment of the Converted Stock Equivalent Amount. In the event that holders of shares of Common Stock have the option to elect the form of consideration to be received in such Organic Change, Holders shall have the same election privileges as the holders of Common Stock. In all cases, if any of the securities otherwise receivable pursuant to an Organic Change are “voting securities” for bank regulatory purposes, each Holder shall have the right to elect to receive non-“voting securities” in lieu thereof.

9. Unissued or Reacquired Shares. Shares of Series B Preferred Stock that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be retired upon their acquisition, shall not be reissued as shares of Series B Preferred Stock, and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation without designation as to series.

10. No Sinking Fund. Shares of Series B Preferred Stock are not subject to the operation of a sinking fund.

11. Reservation of Common Stock.

(a)	Sufficient Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Article II, Paragraph F to holders of such Series B Preferred Stock, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding.

(b)	Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Series B Preferred Stock, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)	Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d)	Listing. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on the Nasdaq Global Select Market or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange at such time.

12. Transfer Agent, Conversion Agent and Paying Agent. The duly appointed Transfer Agent, Conversion Agent and paying agent for the Series B Preferred Stock shall initially be the Corporation. The Corporation may appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such appointment, the Corporation shall send notice thereof to the Holders.

13. Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace any certificate that becomes destroyed, stolen or lost, at the Holder’s expense, upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent or the Corporation.

14. No Closing of Books; Cooperation. The Corporation shall not close its books against the transfer of Series B Preferred Stock or of Common Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock. The Corporation shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series B Preferred Stock hereunder (including, without limitation, making any governmental filings required to be made by the Corporation), but the Corporation shall not be obligated to reimburse any Holder for expenses incurred in connection therewith.

15. Cash In Lieu of Fractional Interests. If any fractional interest in a share of capital stock would, except as otherwise required by this Article II, Paragraph F, be delivered upon any conversion of the Series B Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the market value of such fractional interest as of the date of conversion.

16. Taxes.

(a)	Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities; provided, however, that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been, or will be, paid or is not payable.

(b)	Withholding. All payments and distributions (or deemed distributions) on the shares of Series B Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

17. Notices. All notices referred to in this Article II, Paragraph F shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given: (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Article II, Paragraph F) with postage prepaid, in each case addressed: (x) if to the Corporation, to its office at 330 Hospital Road, Tappahannock, Virginia 22560 (Attention: Corporate Secretary), or (y) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

EXHIBIT F

FORM OF VENTURE CAPITAL OPERATING COMPANY LETTER

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EXHIBIT G

FORM OF OFFICER’S CERTIFICATE OF THE INVESTOR

The undersigned, the                     of GCP III EVB LLC (the “Investor”), pursuant to Section 1.2(b)(2)(v) of the Securities Purchase Agreement, dated as of March 26, 2013 (the “Agreement”), between the Investor and Eastern Virginia Bankshares, Inc., a Virginia corporation (the “Company”), hereby certifies to the Company that:

1. The Investor has performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under the Agreement (except that with respect to obligations that are qualified by materiality, the Investor has performed such obligations, as so qualified, in all respects).

2. The representations and warranties of the Investor set forth in the Agreement are or were, as applicable, true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they were true and correct in all respects) as of the date of the Agreement and as of the Closing (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties were true and correct in all material respects as of such date).

3. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate solely in the capacity indicated and not in an individual capacity as of this             day of                     , 2013.

By:
Name: Title:

[Signature Page to Officer’s Certificate of the Investor]

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EXHIBIT H

FORM OF SUPPORT AGREEMENT

This Agreement, made as of this [        ] day of [                    ], 2013, between Eastern Virginia Bankshares, Inc., a Virginia corporation (the “Company”), and the shareholder of the Company identified on the signature page hereto in such individual’s capacity as a shareholder of the Company (the “Shareholder”).

WHEREAS, the Company is offering (the “Offering”) shares of its (i) common stock, $2.00 par value per share (the “Common Stock”), and (ii) non-voting mandatorily convertible non-cumulative preferred stock, Series B, $2.00 par value per share (the “Series B Preferred Stock”) pursuant to securities purchase agreements entered into or to be entered into with various parties (such agreements, the “Securities Purchase Agreements”);

WHEREAS, the closings of the transactions contemplated by the Securities Purchase Agreements are conditioned upon, among other things, receipt of the approval by the Company’s shareholders of (i) a proposal to approve the issuance of the Common Stock to be issued pursuant to the Securities Purchase Agreements and Common Stock to be issued upon the conversion of the Series B Preferred Stock issued pursuant to the Securities Purchase Agreements and (ii) a proposal to amend and restate the bylaws of the Company to change the range of the size of the Board of Directors of the Company from 10 to 14 directors to 10 to 17 directors (such proposals, the “Shareholder Proposals”);

WHEREAS, the Shareholder owns, or possesses the sole right to vote or direct the voting of, the number of shares of Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Shareholder owns, or possesses the sole power to dispose of or to direct the disposition of, the Covered Shares; and

WHEREAS, as a material inducement for various parties to enter into the Securities Purchase Agreements and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Securities Purchase Agreements, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. The Shareholder represents and warrants as follows: That he/she is now, and at all times until the closing of the transactions contemplated by the Securities Purchase Agreements will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

2. Covenants of Shareholder. (a) Provided that the Board of Directors of the Company has not effected a Change in Recommendation (as defined in the Securities Purchase Agreements) or resolved or publicly announced its intention to do so, the Shareholder agrees that he/she:

(i) shall cause the Covered Shares to be present at any meeting of the Company’s shareholders at which the Shareholder Proposals are being voted upon (a “Meeting”) and at such Meeting shall vote, or cause to be voted, the Covered Shares in favor of the Shareholder Proposals until this Agreement terminates as provided in Section 2(b); and

(ii) agrees that until the termination of this Agreement as provided in Section 2(b), that he/she shall not, without the prior written consent of the Company, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares. Notwithstanding the foregoing, in the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee.

(b) The Agreement shall terminate upon the earlier to occur of: (i) the termination of the Securities Purchase Agreements; or (ii) the approval by the shareholders of the Company of the Shareholder Proposals.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Common Stock which the Shareholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Common Stock which the Shareholder may hereafter acquire.

4. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

5. Assignment; Successors. This Agreement may not be assigned by the Shareholder without the prior written consent of the Company. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives. Castle Creek Capital Partners IV, LP and GCP III EVB LLC shall each be deemed to be a third-party beneficiary of this Agreement. Except as set forth in the preceding sentence, nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provisions give any third persons any right of subrogation over or action against any party.

6. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of the Company, but only in his/her capacity as a holder of shares of Common Stock.

7. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:
Name: Title:

SHAREHOLDER

Name:

Shares as to which Shareholder has sole voting and dispositive power:

[Signature Page to Support Agreement]

EXHIBIT I

FORM OF TRANSACTION SHAREHOLDER PROPOSAL

Proposal [ ] –	Approval of the issuance, including for purposes of NASDAQ Stock Market Rule 5635, of 9,890,111 shares of Common Stock in the Private Placements and upon the conversion of the Series B Preferred Stock.

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EXHIBIT J

FORM OF BOARD SIZE SHAREHOLDER PROPOSAL

Proposal [ ] –	Approval of an amendment to the Company’s Bylaws to change the range of the size of the Board of Directors from ten to fourteen directors to ten to seventeen directors.

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